EXHIBIT 99.1

KINGFISH HOLDING CORPORATION

822 62nd Street Circle East

Bradenton, Florida 34208

February 13, 2024

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2024 Annual Meeting of Stockholders of Kingfish Holding Corporation (the “Company”) which will be held at the offices of Carlton Fields, P.A. located at Corporate Center Three at International Plaza, 4221 W. Boy Scout Blvd., 10th Floor, Tampa, Florida 33607 on Friday, March 15, 2024, at 1:00 PM Tampa time.

At the Annual Meeting, stockholders will be asked: (a) to elect three directors as members of the Board of Directors of the Company, (b) consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 28, 2022, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of March 31, 2023, by the Second Amendment to the Agreement and Plan of Merger, dated as of August 18, 2023, and by a letter agreement amending the Agreement and Plan of Merger, dated December 15, 2023 (collectively, the “Merger Agreement”), by and between the Company and Renovo Resource Solutions, Inc., a Florida corporation (“Renovo”),  pursuant to which Renovo will be merged with and into the Company (the “Merger”), with the Company as the surviving legal entity, and each share of  Renovo common stock being converted into the right to receive 6,000 shares of the Company’s common stock (after giving effect to the Reverse Stock Split described below), resulting in the issuance of an aggregate of 600,000 shares of the Company’s common stock pursuant to the Merger, (c) to consider and approve a proposal to amend our Amended and Restated Certificate of Incorporation in accordance with the Merger Agreement to effect a reverse stock split whereby each 500 shares of our common stock will be converted in to one share of our common stock (“Reverse Stock Split”), a revision to our authorized capital stock if the Reverse Stock Split is effectuated, and adoption of certain officers indemnification provisions; (d) to ratify the selection of Accell Audit & Compliance, P.A. as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2024 (“Auditor Ratification”) and (e) to transact such other business which is properly brought up at the Annual Meeting or any adjournment thereof.

With respect to the Reverse Stock Split, we recognize that this will result in the creation of fractional shares. We do not intend to issue fractional shares, but we also do not want our stockholders to be divested of their investment in our common stock.  As a result, we have determined that stockholders who otherwise would be entitled to receive fractional shares of our common stock will instead receive an additional fraction of a share of common stock in an amount to roundup to the nearest whole share.

On the following pages you will find the Notice of the Annual Meeting of Stockholders and an Information Statement giving information concerning matters to be acted upon at the meeting.  We are not soliciting any proxies in connection with the Annual Meeting.

We thank you for your support and look forward to seeing you at the Annual Meeting.

Very truly yours,

Ted Sparling
Chief Executive Officer

KINGFISH HOLDING CORPORATION

822 62nd Street Circle East

Bradenton, Florida 34208

_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 15, 2024

_______________________

To the Stockholders of Kingfish Holding corporation:

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of the Stockholders of Kingfish Holding Corporation, a Delaware corporation (the “Company”), will be held at the offices of Carlton Fields, P.A. located at Corporate Center Three at International Plaza, 4221 W. Boy Scout Blvd., 10th Floor, Tampa, Florida 33607 on Friday, March 15, 2024, at 1:00 PM Tampa time, to consider and act on the following matters:

1.	Election of three directors to serve as members of the Board of Directors of the Company;

2.

Approve and adopt the Agreement and Plan of Merger, dated as of October 28, 2022, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of March 31, 2023, by the Second Amendment to the Agreement and Plan of Merger, dated as of August 18, 2023, and by a letter agreement amending the Agreement and Plan of Merger, dated December 15, 2023 (collectively, the “Merger Agreement”) by and between the Company and Renovo Resource Solutions, Inc., a Florida corporation (“Renovo”), pursuant to which Renovo will be merged with and into the Company (the “Merger”), with the Company as the surviving legal entity. Pursuant to the terms of the Merger Agreement, each share of Renovo common stock being converted into the right to receive 6,000 shares of the Company’s common stock, par value $0.0001 per share (after giving effect to the Reverse Stock Split as defined below), resulting in the issuance of an aggregate of 600,000 shares of the Company’s common stock pursuant to the Merger.

3.

Approve the adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to be effectuated as a condition to the Merger Agreement to (a) effect a reverse stock split at a ratio of 1-for-500, meaning each 500 shares of the Company’s common stock will be converted into one share (“Reverse Stock Split”), such implementation and timing of the Reverse Stock Split to be determined at the discretion of our Board of Directors, provided that any fractional shares resulting from the Reverse Stock Split shall be automatically rounded up to the nearest whole share, (b) in the event that the Reverse Stock Split is effectuated, to reduce the Company’s authorized number of shares of common stock to 20,000,000 and shares of preferred stock to 2,000,000, and (c) add officer indemnification provisions as permitted under the Delaware General Corporation Law.

4.	Ratification and appointment of Accell Audit & Compliance, P.A as the Corporation’s independent registered certified public accounting firm for the September 30, 2024 fiscal year; and

5.	Such other business as may properly come before the meeting or adjournment thereof.

Only stockholders of record at the close of business on February 13, 2024, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof.  We are not soliciting any proxies in connection with the Annual Meeting. If you intend to vote on the above proposals, you or your properly designated proxy must attend the Annual Meeting in person and vote thereat.

If the Merger proposal above is approved and the Merger is consummated, holders of the Company’s common stock will have appraisal rights under, and in strict compliance with, Section 262 of the Delaware General Corporation Law (“DGCL”).  A copy of Section 262 of the DGCL is attached as Appendix B to the information statement.

By Order of the Board of Directors

Bradenton, Florida
February 13, 2024

KINGFISH HOLDING CORPORATION

822 62nd Street Circle East

Bradenton, Florida 34208

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INFORMATION STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 15, 2024

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INTRODUCTION

This Information Statement is being furnished to stockholders of Kingfish Holding Corporation, a Delaware corporation (the “Company”, “we”, “us”, or “our”), in connection with the Company’s 2024 Annual Meeting of Stockholders, and at any adjournment thereof (the “Annual Meeting”).  The Annual Meeting will be held at the offices of Carlton fields, P.A. located at Corporate Center Three at International Plaza, 4221 W. Boy Scout Blvd., 10th Floor, Tampa, Florida 33607 on Friday, March 15, 2024, at 1:00 PM Tampa time.

At the Annual Meeting, stockholders will be asked to consider and vote on:

(a) the election of three directors to serve as members of the Board of Directors of the Company.

(b) the approval and adoption of the Agreement and Plan of Merger, dated as of October 28, 2022, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of March 31, 2023, by the Second Amendment to the Agreement and Plan of Merger, dated as of August 18, 2023, and by a letter agreement amending the Agreement and Plan of Merger, dated December 15, 2023 (collectively, the “Merger Agreement”) by and between the Company and Renovo Resource Solutions, Inc., a Florida corporation (“Renovo”), pursuant to which Renovo will be merged with and into the Company (the “Merger”), with the Company as the surviving legal entity (the “Surviving Corporation”). Pursuant to the terms of the Merger Agreement, each share of Renovo common stock being converted into the right to receive 6,000 shares of the Company’s common stock, par value $0.0001 per share (after giving effect to the Reverse Stock Split as defined below), resulting in the issuance of an aggregate of 600,000 shares of the Company’s common stock pursuant to the Merger;

(c) the approval and adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Amendment”) in accordance with the Merger Agreement to (i) effect a reverse stock split at a ratio of one-for-five hundred, meaning that each 500 shares of the Company’s common stock will be converted into one share (the “Reverse Stock Split”), with the implementation and timing of the Reverse Stock Split to be determined at the discretion of our Board of Directors, provided that any fractional shares resulting from the Reverse Stock Split shall be automatically rounded up to the nearest whole share, (ii) in the event that the Reverse Stock Split is effectuated, reduce the authorized number of shares of common stock, par value $0.0001 per share, of the Company to 20,000,000 and shares of preferred stock, par value $0.0001 per share, of the Company to 2,000,000, and (iii) revise the indemnification provisions to cover our officers to the extent permitted under the Delaware General Corporate Law (“DGCL”);

(d) the ratification and appointment of Accell Audit & Compliance, P.A., as the Corruption’s independent registered certified public accounting firm for the September 30, 2024 fiscal year (“Auditor Ratification”); and

(e) such other business as may properly come before the Annual Meeting or adjournment thereof.

This Information Statement is first being sent to stockholders, together with the Notice of Annual Meeting, on or about February 13, 2024. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 accompanies this Information Statement.

VOTING AT THE MEETING

Record Date and Voting Rights

The Board of Directors of the Company (referred to as the “Board” or the “Board of Directors”) has fixed the close of business on February 13, 2024 as the record date (the “Record Date”) for the determination of the stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of the Record Date, the Company had issued and outstanding approximately 120,942,987 shares of common stock, $0.0001 par value per share (“Common Stock”), constituting the Company’s only class of stock outstanding and entitled to vote at the Annual Meeting.  Each share of Common Stock outstanding on the Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon at the Annual Meeting.  The presence of a majority of the Company’s outstanding Common Stock as of the Record Date, in person or represented by proxy, will constitute a quorum at the Annual Meeting.

Directors are elected by a plurality of the votes cast at a meeting in which a quorum is present. In connection with the election of directors, votes may be cast in favor of or withheld from each nominee. Votes withheld from director nominees will be counted in determining whether a quorum has been reached. However, since directors are elected by a plurality, a vote against a director and votes withheld from a nominee or nominees generally will not affect the outcome of the election.

Under Delaware law, approval of the Merger Agreement and approval of the Certificate of Amendment each requires the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date. Under Delaware law, any other matters that may be presented to stockholders for their approval requires approval from at least a majority of the shares of Common Stock present at the meeting in person or represented by proxy and entitled to vote thereon at which a quorum is present.

In the event of any abstentions with respect to any proposal coming before the Annual Meeting, such votes will be counted as present for purposes of determining the existence of a quorum. Abstentions, however, typically will not be counted for purposes of approving any of the matters to be acted upon at the Annual Meeting, and therefore, generally, have no effect under Delaware law with respect to the election of directors or other matters requiring the approval of only a majority of the shares of Common Stock present and voting at the meeting. However, where approval of a majority of the outstanding shares is required for approval, an abstention or a failure to vote will have the same impact as a vote against such proposal.

No Proxies Are Requested

We are not soliciting any proxies in connection with the Annual Meeting or approval of any of the action to be taken thereat. If you intend to vote on the above proposals, you or your properly designated proxy must attend the Annual Meeting and vote thereat.

Intended Vote of Related Parties

As of the Record Date, James K. Toomey and his wife, Lori M. Toomey, and their affiliates (the “Toomey Stockholders”), own a total of 84,725,137 shares of Common Stock, or approximately 70.1% of the outstanding Common Stock entitled to vote at the Annual Meeting, all of which are expected to be voted in favor of the election of each of the nominees as directors, approval of the Merger Agreement, the approval of Auditor Ratification, and the approval of the Certificate of Amendment authorizing the Reverse Stock Split and the reduction in the authorized capital stock of the Company if the Reverse Stock Split is effectuated, as well as the addition of officer indemnification provisions to our Certificate of Incorporation. Accordingly, if the Toomey Stockholders vote in favor of these proposals, such proposals will be approved without the need for any further vote of stockholders in favor of any proposals. Mr. Toomey is a director and executive officer of the Company.

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CORPORATE GOVERNANCE

The Board of Directors

The Board of Directors, which is elected by the stockholders, is responsible for the overall management of the business and affairs of the Company. It has the ultimate decision-making authority, except with respect to those matters reserved to the stockholders. The Board reviews the Company’s long-term strategic plans and exercise direct decision-making authority in a number of areas, such as issuing and selling additional securities.

Executive Officers

Our executive officers consist of (a) Ted Sparling, who serves as our President and Chief Executive Officer, (b) James K. Toomey, who serves as our corporate secretary, and (c) James M. La Manna, who services as our Chief Financial Officer. Each of our officers also serve on our Board of Directors and are nominees for election as directors for the ensuing year. Biographical information for each are set forth below in Proposal 1 – Election of Directors.

Special Consultant

On October 30, 2023, the Company hired Mr. Bellante to serve as a consultant to our Chief Financial Officer to, among other things, assist with the preparation of the Company’s financial statements and with other finance-related tasks as the Company may request.  Under the terms of his engagement, Mr. Bellante has assisted the Chief Financial Officer with the preparation of the Company’s financial statements for the calendar year ended December 31, 2023 (including the audited financial statements for fiscal year ended September 30, 2023, and each of the future 3-month periods occurring in 2024 fiscal year.

Thomas J. Bellante, age 75, has been practicing in public accounting since 1969. In November 2012, he started the CPA firm of Thomas J. Bellante CPA PA, where he is the Managing Partner. It assists smaller/public companies with their SEC filing requirements. Mr. Bellante has been the acting Chief Financial Officer of Innovators, Inc. since February 2022. Innovators is a public company that provides information technology solutions and services to healthcare and laboratory customers in the United States. From 2012 until 2020, Mr. Bellante was the Chief Financial Officer of Garyn Angel Enterprises, Inc., a company that designs, develops, markets and distributes products that provide consumers the ability to refine herbs into topical preparations and ingredients for edibles. He also has been with Surety Accounting Services since their inception in June 2018 until 2019. He was a shareholder with that firm handling tax planning, tax return preparation, financial consulting and bookkeeping for its clients. He joined the firm of Pender McNulty & Newkirk in April 1976. In 1981, he became a partner of that firm. Mr. Bellante led that firm’s Audit Department and established the SEC Practice Division. Under his leadership, that firm’s SEC Practice Division was ranked 48th in Bowman First Alert’s 2006 list of the Top 100 Public Company Accounting Firms in the U.S. He served as that firm’s Managing Partner from 1989 to 2005, growing the company to a 52-person CPA firm. In January 2013, Pender Newkirk & Company joined forces with Warren Averett, LLC. Warren Averett, with more than 800 employees, is presently ranked among the nation’s Top 30 accounting firms. Mr. Bellante served as a leader of that firm’s SEC Practice Group. Mr. Bellante’s industry experience includes reporting for public shell corporations, construction firms, software developers, manufacturing companies, R.V. dealerships, mortgage brokers and bankers, brokerage dealers, international communication system companies, real estate developers, data processing companies, import/export companies, development stage enterprises and multi-state/international corporate conglomerates.

Certain Corporate Governance Matters

The Board of Directors has established a standing Compensation Committee, but has not established or reinstated any audit or other committees of the Board of Directors. With the exception of our Compensation Committee, the functions of audit, nominating committees, and any committees forming similar functions are instead being undertaken by our full board of directors and, as a result, the entire Board of Directors is responsible for the full oversight of the non-compensation affairs of the Company, including the assessment and oversight of the Company’s financial risk exposure.

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Compensation Committee.  The Compensation Committee, which is comprised solely of Mr. Toomey, did not hold any meetings during the fiscal years ended September 30, 2023 or 2022. The Compensation Committee does not have a charter.  The principal responsibilities of the Compensation Committee are to review and make recommendations to the Board of Directors concerning the compensation of officers of the Company, to provide input and make recommendations to the Board on individuals elected to be executive officers of the Company, to review and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, and to serve as the committee responsible for administering the Company’s existing compensation and benefits plans. In addition, the Compensation Committee also is responsible for evaluating and recommending compensation to be paid to our directors, including retainers, fees, benefits and perquisites.  The sole member of the Compensation Committee is not independent within the meaning of the listing standards of the Nasdaq Rule 5605(a)(2)(A).

Stockholder Nominees of Directors.  Currently, we do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates or procedures to be followed, nor has our board of directors established a process for identifying and evaluating director nominees. Furthermore, given our size and lack of operations, we do not have a diversity policy as it relates to the make-up and composition of our directors who serve on the Board. No stockholders have recommended any persons to be nominated for election to our Board of Directors at the Annual Meeting.  We do not anticipate that any of our stockholders will make such a recommendation in the near future.  While there have been no nominations of additional directors proposed, in the event such a proposal is made, all current members of our Board would participate in the consideration of such director nominees.

Code of Conduct and Ethics.  Although prior to the filing of its Form 15 with the Commission on September 16, 2011, the Company had previously disclosed in its filings with the Commission that it had adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees, our current management is not familiar with any such Code of Ethics and, to ensure that there are no inadvertent violations thereof, the board of directors has rescinded any and all such existing codes.  Although the Company has initially determined to prepare and approve a new Code of Ethics, this was delayed and will be addressed in the future when the Company has additional resources to commit to such endeavors (which, if the Merger is consummated, it would anticipate having the necessary resources). Accordingly, the Company does not currently have a Code of Ethics.

Compliance with Section 16 of the Exchange Act

The completion of our Reactivation Actions in the 2015 fiscal year resulted in the reactivation of the Company’s reporting obligations solely under Section 15(d) of the Exchange Act which had been suspended since 2011. Accordingly, the Company’s securities are not registered under Section 12 of the Exchange Act and, as a result, the reporting obligations of Section 16 of the Exchange Act do not apply to the Company.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation of Executive Officers

The Company did not pay any officer or any other person any compensation for the fiscal years ended September 30, 2023 or 2022 and none of our executive officers has an employment agreement with the Company. Furthermore, as of the date of this Information Statement, none of our executive officers have any outstanding equity awards in his capacity as an employee with respect to the Company’s Common Stock.

Equity Compensation Plans

During the fiscal year ended September 30, 2023, we did not have any equity incentive or other equity awards plans in which any director, officer, consultant, or employee of the Company was able to participate. During the fiscal year ended September 30, 2023, no individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs were made to our directors or executive officers.

Director Compensation

None of the Company’s directors received any cash compensation, equity awards, or other non-cash compensation or other arrangements for services provided in their capacity as directors for the fiscal year ended September 30, 2023.

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PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Bylaws, the Board of Directors has fixed the number of directors to be elected at the Annual Meeting at three.  All of the Company’s current directors have been nominated for re-election as directors of the Company to hold office until the 2025 Annual Meeting of Stockholders and until his successor has been duly elected and qualified.

Nominees for Director

The director nominees, their ages, and positions with the Company, their business experience during the past five years or more, and additional biographical data is set forth below.  Information with respect to the nominees is as of December 31, 2023, except as otherwise stated.

Name	Age	Position with Company

Ted Sparling	60	Director, President, and Chief Executive Officer

James K. Toomey	58	Director and Secretary

James M. La Manna	58	Director and Chief Financial Officer

All directors of the Company will hold office until the earlier of the next annual meeting of stockholders and until their successors have been duly elected and qualified, or their death, resignation, or removal. Officers are elected annually by the Boards of Directors to hold office until the earlier of their death, resignation, or removal.

Set forth below is a description of the business experience during the past five years or more and other biographical information of the director nominees.

Ted Sparling has served as the President, Chief Executive Officer, and a director of the Company since January 2012.  Mr. Sparling also served as Chief Executive Officer and Secretary from January 2012 until November 2014, and as the President of the Kesselring Corporation, a Florida corporation, from March 2005 (prior to its acquisition by the Company pursuant to the Share Exchange Agreement, dated May 18, 2007 (the “Share Exchange Agreement”) until October 2007 when the Shares Exchange Agreement was consummated.  Mr. Sparling also has served as the President and sole director of Gulf & Bay Constructors, Inc., a building contractor located in north west Florida, since December 2006 and has served in the same capacities for Gulf & Bay Inspections, Inc., a building inspector located in north west Florida, since January 2007. Mr. Sparling has been a state certified building contractor since 1989 and has been a state certified home inspector since 2012.

Mr. Sparling’s prior experiences as the President of Kesselring Corporation provides important background and institutional knowledge about the Company.

James K. Toomey has served as Secretary of the Company since November 14, 2014.  He was appointed to serve as a director of the Company on August 31, 2013.  Mr. Toomey also had served as a director of the Company from 2006 to 2008.  Mr. Toomey has served on the board of directors of Research Development and Manufacturing, Inc., a privately held engineering and bio-tech firm, since 2016.  He previously has served as a director and Chairman of the Board of Directors of Coast Financial Holdings, Inc. (“Coast Financial”), a financial institution which was a reporting company under the Exchange Act from its inception in 2003 until its merger with another financial institution in 2007 (the “Coast Merger Transaction”).  He also served as a director of Coast Bank of Florida, a Florida state-chartered bank (“Coast Bank”), from its inception in April 2000 through the sale of the bank in December 2007 as part of the Coast Merger Transaction.  Upon formation of Coast Financial as a bank holding company in 2003, Coast Bank became a wholly-owned subsidiary of Coast Financial.  Prior to 2003, Coast Bank was operated as a stand-alone banking institution.  Previously, Mr. Toomey served in various positions for Knight-Ridder/Bradenton Herald from August 1990 to September 1997.  Since September 1997, Mr. Toomey’s business interests have been focused towards commercial shopping development and investments. He is the co-owner of four real estate investment companies (including, Braden River Industries, Inc., a Florida corporation and real estate holding company, and AMI Holdings, Inc., a commercial real estate holding company), a retail clothing company (Two Sides of Nature), and an ice cream store (Two Scoops).  Mr. Toomey also has served as a director and co-manager of Renovo Resource Solutions, Inc. (referred to as Renovo), a metal recycling company, since September 2015. In addition, he founded the Toomey Foundation for the Natural Sciences in 2000, a not-for-profit organization for the preservation and education of archeological, paleontological and geological resources.  He also has served as a trustee of the Sarasota Marine Safety Foundation, a not-for-profit entity, since 2019 and has been an officer of the Coast Guard Auxiliary since 2008.  Mr. Toomey received his MBA from Crummer Graduate School, Rollins College in 1990 and his Bachelor of Arts degree in Economics from Rollins in 1988.

Mr. Toomey’s prior experience as a director and Chairman of the Board of a public company and a member of its audit committee will be beneficial to the Company as it reactivates it reporting obligations under the Exchange Act.  He understands the disclosure responsibilities and duties owed to stockholders of public companies and can provide his public company experience to the board of directors.

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James M. La Manna, CPA has served as the Chief Financial Officer of the Company since November 14, 2014 and as a director of the Company since September 13, 2013.  Mr. La Manna is a certified public accountant and has served as the Chief Executive Officer and sole owner of James M. La Manna, CPA, PA, an accounting firm, since 2007.  Mr. La Manna has been a licensed Florida certified accountant since 1998 and prior to opening his own firm, he had most recently served as a supervising auditor for Aidman Piser, an accounting firm, in 2006 and as a supervising audit and tax partner for Christopher Smith Leonard, an accounting firm, from 2003 – 2006.

Mr. La Manna’s experience as a CPA and his qualifications as a potential audit committee financial expert are invaluable skills needed by the Company as it seeks to carry out its business plan.

Family Relationships

There are no family relationships between any of the Company’s current directors, nominees to serve as director, or executive officers..

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors, executive officers, promoters, or control persons has been involved in any of the legal proceedings listed in Item 401(f) of Regulation S-K.

Arrangements for Selection of Directors

Except as may be contemplated under the terms of the Merger Agreement if consummated, there are no current arrangements or understandings between an executive officer, director, or director nominee of the Company and any other person pursuant to which he was or is to be elected or selected as a director or as an executive officer of the Company.

Directorships

None of the Company’s directors currently is a director of, or during the past 5 years has held any directorship in, any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

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The Board of Directors recommended a vote FOR

the election of all 3 Director nominees.

PROPOSAL 2

THE MERGER PROPOSAL

The following is a summary of the highlights of the Merger and the Merger Agreement, as amended, but it does not purport to be complete and is qualified in its entirety by reference to (a) the Merger Agreement, dated as of October 28, 2022 (“Original Merger Agreement”), a complete and true copy of which has been filed as an exhibit to our Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 31, 2022 (the “Original Merger Form 8-K”), and is incorporated herein by reference, (b) the First Amendment to the Agreement and Plan of Merger, dated as of March 31, 2023 (“First Amendment”), a complete and true copy of which has been filed as an exhibit to our Form 8-K filed with the SEC on April 3, 2023 (“First Amendment Merger Form 8-K”), and is incorporated herein by reference, (c) the Second Amendment to the Agreement and Plan of Merger, dated as of August 18, 2023 (“Second Amendment”), a complete and true copy of which has been filed as an exhibit to our Form 8-K filed with the SEC on August 21, 2023 (“Second Amendment Merger Form 8-K”), and is incorporated herein by reference, and (d) a letter agreement amending the Agreement and Plan of Merger, dated December 15, 2023 (“Letter Agreement”), a complete and true copy of which has been filed as exhibit 2.4 to our Form 10-K for the fiscal year ended September 30, 2023 filed with the SEC on December 19, 2023 (“2023 Form 10-K”), and is incorporated herein by reference.  Unless the context otherwise requires, the Original Merger Agreement, the First Amendment, the Second Amendment, and the Letter Agreement are referred to herein collectively as the “Merger Agreement.”

THE MERGER

Background of the Merger Transaction

In 2014, our management concluded that it might be feasible to acquire a target company or business seeking the potential advantages of being a publicly held corporation and, as a result, the Company began to explore potential opportunities to acquire other assets or business operations in an effort to maximize shareholder value.  Accordingly, the Company took the steps necessary to reactivate its reporting obligations under Section 15(d) of the Exchange Act that had been suspended since 2011 (“Reactivation Actions”). The Company completed its Reactivation Actions and commenced its reactivated reporting obligations on December 17, 2014.

Following the Reactivation Actions, the Company attempted to maximize shareholder value by searching for and identifying suitable potential target private companies or business partners for a business combination that met the Company’s strategic objectives.  Although the Company had held preliminary discussions regarding potential business combination transactions, the Company ultimately was unable to successfully identify a suitable candidate or negotiate the terms of any such business combination. As of the fiscal year ended September 30, 2016, the Company had expended substantially all of its available cash and had not been able to secure any additional funds to finance its continued operations. As a result, the Company engaged in no business activities after September 30, 2016 and, other than maintaining its corporate status, was dormant through May 2020.

In May 2020, the Company reassessed market conditions and determined that the business environment had sufficiently changed so that identifying a target and completing a business combination may be more likely than was previously the case.  As part of this strategy, the Company decided to seek the financing necessary to prepare and file Forms 10-Ks under the Exchange Act for the fiscal years ended September 30, 2016 through 2022 and to again aggressively pursue an acquisition target.

As a part of this strategy, the Company approached Renovo, located in Manatee County, Florida, and held preliminary discussions regarding a potential business combination with Renovo and 6 LLC, a Florida limited liability real estate holding company controlled by the shareholders of Renovo, which owns the land on which Renovo conducts its business (“6 LLC”). On April 21, 2022, the Company entered into a non-binding letter of intent with Renovo to negotiate the proposed terms of an acquisition agreement.  Between the date of the letter of intent and the date of the Merger Agreement, the parties engaged in due diligence activities and negotiated the terms of a proposed Merger Agreement.  During these negotiations, the parties discussed the overall capital structure of the Company and the anticipated capital structure upon completion of any Merger transaction.  It was determined that as a condition to any Merger transaction (a) the Company would need to implement the Reverse Stock Split and change the number of authorized shares of capital stock following any Reverse Stock Split (all as described in Proposal 3 below) and (b) Renovo would need to acquire 6 LLC (the “LLC Acquisition”) prior to any Merger so that the real property (“Property”) and certain other assets of 6 LLC would be included in the Merger transaction (the “Acquisition Condition”). Under the terms of the Original Merger Agreement, at the effective time of the Merger (“Effective Time”), each outstanding common share of Renovo (“Renovo Stock”) would be converted into and would represent the right to receive 7,200 shares of Common Stock of the Company (the “Exchange Ratio”), after giving effect to the Reverse Stock Split (described below). In addition, the Company agreed to add certain members of the Renovo board to the Company’s Board of Directors.

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Further, pursuant to the terms of the Merger Agreement, Renovo also agreed to provide the Company with a loan of approximately $200,000 (“Renovo Loan”), as evidenced by a promissory note, to provide the funds necessary for the Company to continue operations and consummate the transactions contemplated by the Merger Agreement (“Renovo Promissory Note”). The Merger Agreement also contains certain termination rights for both the Company and Renovo. The Company had the right to terminate the Merger Agreement if, among other things, the definitive Renovo Promissory Note has not been executed and funded within four business days after execution of the Merger Agreement.

On October 28, 2022, the Board of Directors of the Company met with its counsel to review the terms of the proposed Merger Agreement and, after discussion thereof, determined that approval of the Merger Agreement was in the best interests of the Company and its stockholders.  On the same date, the board of directors of Renovo also met with its counsel to review the terms of the proposed Merger Agreement and, after discussion thereof, approved the Merger Agreement. The Merger Agreement was executed by both parties on October 28, 2022 and, pursuant to the terms of the Merger Agreement, Renovo provided the Renovo Loan to the Company and the parties entered in the Renovo Promissory Note.

In preparation for the closing of the Merger transaction, Renovo experienced unanticipated delays in the audit of its financial statements and the related disclosures required to be included in the Company’s Form 8-K filing following the closing of the Merger.  As a result of these delays, it became unlikely that audit would be completed prior to the March 31, 2023, the outside termination date for the closing as set forth in the Original Merger Agreement (“Outside Termination Date”).

Further, as a result of this delay, Renovo also did not consummate its acquisition of 6 LLC prior to the February 23, 2023 maturity date of 6 LLC’s loan with Hancock Whitney Bank (“Bank Loan”) and, as a result, the Bank Loan was not assumed by the Company prior to such maturity date.  As a consequence of Renovo’s failure to assume the Bank Loan and 6 LLC’s failure to pay off the Bank Loan prior to the such maturity date, 6 LLC and Renovo were in default under the terms of the Bank Loan and were required to negotiate a revised loan agreement with Hancock Whitney Bank, resulting in the payment of a $6,000 fee for a loan extension and an increase in the interest rate thereon from 4% to 7.36%.  Accordingly, the revised terms of the Bank Loan and the costs of the extension adversely affected the economic impact of the Merger as originally anticipated by the parties and, as compensation to the Company for this adverse impact, the parties have agreed that the Exchange Ratio should be reduced.  Separately, the parties also agreed to change the persons who would be appointed to the Company’s Board of Directors effective immediately after the Effective Time to include the persons referenced below.

On March 31, 2023, the parties entered into the First Amendment pursuant to which, among other things, (a) the Outside Termination Date for the closing of the Merger Agreement was extended from March 31, 2023 to May 31, 2023, (b) the Exchange Ratio was revised so as to reduce the number of shares of the Company’s Common Stock to be exchanged, after giving effect to the Reverse Stock Split, for each issued and outstanding share of Renovo Stock, at the Effective Time from 7,200 shares to 6,000 shares (“New Exchange Ratio”), and (c) to change those persons currently serving on the Renovo board of directors who would be appointed to serve as directors on the Company’s Board of Directors, effective immediately after the Effective Time.

Notwithstanding the extension of the Outside Termination Date to May 31, 2023, Renovo still was unable to complete the audit of its financial statements prior to such extended date.  Further, subsequent to the date of the First Amendment, the Company was advised by the shareholders of Renovo (“Renovo Owners”) that, as the sole equity holders of 6 LLC, compliance with the Acquisition Condition would have unanticipated material adverse tax consequences to the Renovo Owners. In particular, the acquisition of 6 LLC (which is a limited liability company currently taxed as a partnership) by Renovo would cause each owner of 6 LLC to recognize income tax gain to the extent that Renovo assumed the debt obligations and other liabilities of 6 LLC pursuant to the LLC Acquisition. The potential tax impact of the LLC Acquisition on each owner of 6 LLC (and, consequently, each Renovo Owner) would substantially exceed the value of the merger consideration received by each Renovo Owner pursuant to the Merger (“Adverse Tax Impact”).

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As a result of the unanticipated Adverse Tax Impact, on May 18, 2023, the Renovo Owners proposed the following as an alternative to the Acquisition Condition (the “Renovo Proposal”) in an effort to reduce or defer the Adverse Tax Impact whereby (a) instead of completing the LLC Acquisition prior to the closing, the Company instead would be given an exclusive option to purchase 6 LLC for a period of two (2) years following the closing of the Merger (“Purchase Option”) and (b) Renovo and 6 LLC would enter into a new lease agreement (the “Lease”) with an initial term of two years for the Property on terms reasonably satisfactory to the Company, subject to extension by the Surviving Corporation for a period of up to five (5) years.  The Lease would be assumed by the Surviving Corporation as a result of the Merger.

In reviewing the Renovo Proposal, the Company noted that the Merger likely would not be able to close prior to May 31, 2023, the revised Outside Termination Date, and, although the continuing delays in the closing of the Merger were due to the lengthy period of time for completing the audit and the preparation of the other required disclosures relating to Renovo to be included in the Company’s Merger Form 8-K (as defined below), under the terms of the Merger Agreement each party had certain rights to terminate the Merger Agreement after such Outside Termination Date.

In view of the potentially significant Adverse Tax Impact of the Acquisition Condition on the Renovo Owners and the passage of the Outside Termination Date, on June 2, 2023, the Board of Directors of the Company concluded that it would be in the best interests of the Company and its stockholders to negotiate the terms and conditions of the Second Amendment adopting and incorporating a Purchase Option agreement (“Purchase Option Agreement”) and the proposed Lease.

Commencing at the end of May 2023 and continuing through August 17, 2023, the Company and Renovo negotiated the terms and conditions of the Second Amendment and, together with 6 LLC, the terms and conditions of the Purchase Option Agreement and the proposed Lease attached as exhibits thereto.

During these negotiations, the details of the Renovo Proposal were specified and various revisions were made whereby, among other things:

•	the period of time to exercise the Purchase Option was extended from two (2) years to five (5) years following the closing of the Merger.

•

the purchase price for the exercise of the Purchase Option was set at a price equal to the fair market value of 6 LLC as determined under the Purchase Option Agreement (described in greater detail below) plus a premium equal to 15% of such fair market value.

•

the Company has the option to pay the purchase price in cash, stock, or a combination thereof in either an asset purchase transaction or merger, or in a direct transaction with the equity owners of 6 LLC (“6 LLC Owners”).

•

the purchase price would be required to provide sufficient cash proceeds to satisfy the repayment of 6 LLC’s outstanding bank loan (“Bank Loan”) with Hancock Whitney Bank (the “Bank”) or, to the extent that the Company should assume the Bank Loan, the purchase price would be reduced by the amount of Bank Loan so assumed.

•	the Surviving Corporation was granted an option to extend the Lease for a period of five (5) years following the initial two (2) year term.

•

the rental payments under the Lease during the initial term would be a set amount, the proceeds thereof to be applied to the payment of the debt obligations under the Bank Loan and to maintain the property, with 3% annual increases during any extension term.

On August 17, 2023 the board of directors approved and, on August 18, 2023, the Company entered into the Second Amendment with Renovo.  Pursuant to the Second Amendment, the parties have agreed to revise the Merger Agreement to, among other things: (a) eliminate the Acquisition Condition; (b) require as a condition to the closing of the Merger that Renovo would take all steps necessary to cause: (i) 6 LLC to enter into the Lease with Renovo effective concurrently with or immediately after the closing of the Merger, and (ii) 6 LLC and all of the 6 LLC Owners to enter into a Purchase Option Agreement with the Surviving Corporation; (c) require delivery of the executed Purchase Option Agreement and Lease at the closing of the Merger; and (d) extending the Outside Termination Date to October 31, 2023.

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A complete copy of the Second Amendment has been filed as Exhibit to 2.1 to the Second Amendment Merger Form 8-K filed with the SEC on August 21, 2023, and is incorporated herein by reference.

In reviewing the Second Amendment, the Company first considered a number of factors in deciding whether entering into such Second Amendment was in the best interests of the Company and its stockholders, including, without limitation:

•	the fact that the Company no longer would receive ownership of an interest in fee simple in the Property on which its operations would be conducted post-Merger;

•

by not acquiring the Property, the Company, however, also would not (a) be assuming 6 LLC’s debt obligations of approximately $5.67 million (the “6 LLC Debt”), which otherwise would have been assumed by the Surviving Corporation pursuant to the Merger, and (b) be required to pay certain upkeep costs and various taxes on the assets of 6 LLC;

•

that in lieu of the ownership of the Property, Renovo would be required to enter into a Lease with 6 LLC in the annual amount of $480,000 per year (“Rent Payment”) in order to continue using the Property for the Surviving Corporation’s business operations;

•	the Rent Payment is set at an amount that will permit 6 LLC to service its debt obligations under the Bank Loan and to pay the costs necessary to maintain the Property;

•

that the Purchase Option Agreement would afford the Surviving Corporation with the right to purchase the assets of 6 LLC, including the Property, on a debt free basis (unless the Surviving Corporation assumes the Bank Loan with the consent of the Bank), at the purchase price set forth in the Purchase Option Agreement (described in greater detail below);

•

if the Purchase Price is paid all or in part in shares of Common Stock, the value of shares so issued would be based on the reported price of the Common Stock prior to the acquisition of 6 LLC or its assets (which market value would reflect the post-Merger acquisition and operation of Renovo);

•

that the premium payable for the 6 LLC assets as set forth in the Purchase Option Agreement (described in greater detail below) was reasonable and fair to the Company and its stockholders for a strategic acquisition of the Property on which its operations are being conducted; and

•	that the New Exchange Ratio (as reduced under the terms of the First Amendment) continued to be appropriate for the reasons set forth below.

In considering these factors, the Company also specifically considered and determined that the New Exchange Ratio agreed to by the parties as set forth in the First Amendment should not be revised.  In particular, the Company noted that:

•

Due to the amount of the outstanding 6 LLC Debt (which includes the Bank Loan and various loans made to 6 LLC by affiliates of the 6 LLC Owners (“6 LLC Affiliate Debt”)) and other costs associated with the ownership of the Property, the elimination of the Acquisition Condition and the LLC Acquisition at the time of the Merger would not adversely affect the impact of the Merger transaction on the Company so long as the Surviving Corporation has the right to lease the Property on the terms set forth in the Lease and to purchase the 6 LLC Property and certain other assets on a debt free basis in the future on the terms set forth in the Purchase Option Agreement.

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•

The benefits of acquiring 6 LLC at the time of the Merger were offset by the savings achieved by not acquiring 6 LLC, and the Company concluded that no change in the New Exchange Ratio was warranted for deleting the Acquisition Condition, particularly when considering the risks and additional costs associated with deferring the potential purchase of the 6 LLC assets pursuant to the Purchase Option Agreement.

•

Although the original Exchange Ratio was previously reduced to the New Exchange Ratio by the First Amendment due, in part, to increased interest rate and fees and costs associated with the Bank Debt as a result in the failure to consummate the Merger on the original Outside Termination Date (which Bank Loan originally was to be assumed by the Surviving Corporation pursuant to Merger), the Company concluded that the elimination of the assumption of the Bank Loan was offset by the fact that the Rent Payments that it will now be required to pay are set at an amount necessary to service 6 LLC’s debt obligations under Bank Loan and the 6 LLC Affiliate Debt, and as a result, the increased costs associated with the Bank Debt would continue to be indirectly passed to the Surviving Corporation in the form of the increased Rent Payments.

•

In recognition of the new Rental Payment obligations to be incurred by the Surviving Corporation under the Lease, as well as the additional delay and expense associated with entering into the Lease and the Purchase Option Agreement, together with the expense of exercising the Purchase Option, the Company determined that there should be no increase in the exchange ratio for the Merger and the New Exchange Ratio set forth in the First Amendment continued to be appropriate.

On December 15, 2023, the Company and Renovo entered into the Letter Agreement, whereby the parties again agreed to extend the Outside Terminate Date to March 31, 2024 and to reduce the number of directors that will be appointed to the Company’s board of directors by Renovo following the Merger.  With respect to the composition of the board of directors following the Merger, Kristen N. Toomey, one of the prospective Renovo appointees, subsequently informed the parties that she will not serve on the board of directors following the Merger.  Accordingly, pursuant to the Letter Agreement, the parties have determined to revise the terms of the Merger Agreement to only expand the Board to six directors and appoint the Renovo appointees identified under the Caption “Merger Agreement – Corporate Governance” below to the board of directors following the consummation of the Merger.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Letter Agreement, which is filed as Exhibit 2.4 to 2023 Form 10-K and is incorporated herein by reference.

Purchase Option Agreement

Under the terms of the Purchase Option Agreement to be executed in connection with the closing of the Merger transaction, the Surviving Corporation will have the exclusive option, subject to certain conditions, in its sole discretion, exercisable at any time within five (5) years after the closing of the Merger (the “Expiration Time”), to acquire 6 LLC in a post-Merger transaction (the “Future Acquisition”) at a purchase price (“Purchase Price”) equal to (i) the fair market value of 6 LLC, as determined in accordance with the terms of the Purchase Option Agreement (“Fair Market Value”) plus (ii) a premium equal to fifteen percent (15%) of the Fair Market Value (“Premium”). It is a condition to the exercise of the Purchase Option that the Surviving Corporation either repay the Bank Loan or negotiate the assumption of the Bank Loan by the Surviving Corporation at the closing of the Future Acquisition.

The Fair Market Value will be determined by an independent appraisal of the fair market value of the 6 LLC assets (or, upon a bona fide offer with a firm price made by an unaffiliated third party within 12 months of an exercise of the Purchase Option by the Company).

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Under the terms of the Purchase Option Agreement, the Surviving Corporation has the option to structure the Future Acquisition in any of the following structures:

•

a purchase in cash by the Surviving Corporation or any wholly-owned subsidiary of the Surviving Corporation of all of the outstanding equity interests of 6 LLC (“6 LLC Equity Interests”), including, without limitation, all units of membership interest, directly from all of the 6 LLC Owners (an “Equity Purchase”);

•

an exchange transaction by the Surviving Corporation or any wholly-owned subsidiary of the Surviving Corporation to the 6 LLC Owners (“Exchange Transfer”) whereby all of the outstanding 6 LLC Equity Interests will be exchanged for shares of the Surviving Corporation’s shares of common stock (“SC Common Stock”) or a combination of cash and SC Common Stock;

•

engage in a merger transaction by and between the 6 LLC and the Surviving Corporation or any wholly-owned subsidiary of the Surviving Corporation (with the surviving subsidiary entity to be determined by the Surviving Corporation) whereby 6 LLC Owners will receive their prorated share of the aggregate Purchase Price from the payment of the merger consideration, which merger consideration shall be payable in cash or shares of SC Common Stock, as determined by the Surviving Corporation (“Company Merger”); or

•

a purchase by the Surviving Corporation or any wholly-owned subsidiary of the Surviving Corporation of all or substantially all of the assets of 6 LLC, which Purchase Price shall be payable in cash or shares of Common Stock, as determined by the Surviving Corporation (“Asset Acquisition”).

To the extent that any portion of the Bank Loan remains outstanding at the time of the Future Acquisition, either (i) the cash portion of the Purchase Price would be used to first payoff any such amount, or (ii) if the Surviving Corporation negotiates the assumption of the Bank Loan with the Bank (the “Bank Loan Assumption”), the dollar amount of the outstanding Bank Loan so assumed shall be applied to the payment of the Purchase Price.  In each case, remaining Purchase Price proceeds (“Remaining Proceeds”) would be paid to the 6 LLC debt holders and then to the 6 LLC Owners or 6 LLC, depending on the structure of the transaction.

In the event that the Surviving Corporation should determine to use an acquisition structure whereby it will pay the Remaining Proceeds in Common Stock, the value of the Common Stock will be the average of the last daily sales price of Common Stock as reported by the OTC Markets (otcmarkets.com), or if not reported thereby, another authoritative source selected by Surviving Corporation) for the ten (10) consecutive full trading days in which such shares are traded ending at the close of trading on the fifth business day preceding the LLC Acquisition closing.

The Purchase Option Agreement contains customary representations, warranties and covenants made by 6 LLC, including, among other things, covenants (i) to conduct its business in the ordinary course consistent with past practice during the option period and consummation of an Acquisition transaction; (ii) not to engage in certain kinds of transactions during such period; (iii) not to amend or propose to amend any of its organizational documents; (iv) not to incur any additional debt obligations and (v) not to enter into, amend or modify any material contract.  The Purchase Option Agreement also is subject to a number of customary closing conditions.  For a more detailed description of the conditions to the closing of an Acquisition and the representations, warranties and covenants made by 6 LLC, please review the Purchase Option Agreement attached as an exhibit to the Second Amendment filed with the Second Amendment Merger Form 8-K.

In reviewing the Purchase Price, the Company noted that (a) the Fair Market Value of 6 LLC would be determined by an independent appraisal of the fair market value of the 6 LLC assets (or, upon a bona fide offer with a firm price made by an unaffiliated third party within 12 months of an exercise of the Purchase Option by the Company), (b) the Premium paid as part of the Purchase Price was reasonable for a strategic acquisition of this type, (c) subject to the conditions described below, the Company has the option to pay all or a portion of the purchase price in cash and/or shares of Company Stock, (d) the exercise of the Purchase Option will be conditioned on the ability of the Company to either repay the Bank Loan at the closing of the Future Acquisition or to negotiate the Bank Loan Assumption at the closing of the Future Acquisition (with the dollar amount of such assumption being applied as a payment of a portion of the Purchase Price), and (e) that any such purchase would be on debt free basis (unless the Company assumes the Bank Loan), meaning that all outstanding debt obligations of 6 LLC (including the 6 LLC Affiliate Debt) would need to be repaid and all liens on such assets would need to be extinguished as a condition to the purchase of such assets.

A complete and true copy of the Purchase Option Agreement has been filed as an exhibit to the Second Amendment, which Second Amendment was included as an exhibit 2.1 to the Second Amendment Merger Form 8-K filed with the SEC on August 21, 2023, and is incorporated herein by reference.

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Lease Agreement

Under the terms of the Lease to be executed in connection with the closing of the Merger transaction, Renovo (and following the Merger, the Surviving Corporation) will lease the Property from 6 LLC for annual rent of $480,000 paid in twelve (12) monthly payments of $40,000, which is inclusive of electrical, water, sewer, and other utilities.  The Lease has an initial term of two years, and may be extended for a period of up to five (5) years by the Surviving Corporation.  The terms of the Lease include customary terms regarding alterations to the Property, maintenance by 6 LLC (for purposes of the Lease, 6 LLC shall be referred to as the “Landlord”), insurance, and indemnification and generally reflect terms that would be typically negotiated in an at arm’s-length transaction with modification to the termination provisions of the Lease to limit 6 LLC’s ability to terminate the Lease in light of the Purchase Option Agreement.

During the term of the Lease, the Landlord will be required to maintain the structural elements of the Property, which include, certain walls, the roof of the building, structural support and the foundation of the building. The Surviving Corporation will be required to otherwise maintain and repair the Property as needed, including maintenance related to plumbing, heating or electrical.  The Surviving Corporation will be permitted to make any non-structural alterations as desired to the Property and has the right to install any equipment on the Property, which equipment will remain the sole property of the Surviving Corporation.

Due to the ownership and other positions held by the Toomey Stockholders in the Company, Renovo, and 6 LLC, the Company’s review of the Renovo Proposal and the negotiation of the Purchase Option Agreement, the Lease and the Second Amendment were not negotiated at arm’s-length.  Because of the potential conflicts of interests, as a protection to unaffiliated stockholders of the Surviving Corporation, Renovo negotiated specific limitations on 6 LLC’s ability to assign the Lease while expanding Renovo’s assignment rights and limiting 6 LLC’s ability to terminate the Lease whether without cause or for cause. The Company considers these changes to be beneficial to Renovo and therefore beneficial to the Surviving Corporation following the Merger and assumption of the Lease.  However, out of an abundance of caution, the Lease also was reviewed and approved by our CEO, Mr. Sparling, who is the sole non-interested director for purposes of the Merger and the Renovo Proposal.

A complete copy of the Lease has been filed as an exhibit to the Second Amendment, which Second Amendment was included as an exhibit 2.1 to the Second Amendment Merger Form 8-K filed with the SEC on August 21, 2023, and is incorporated herein by reference.

Renovo Promissory Note Addendum

During the preparation of the audited financial statements for Renovo required as a condition to the closing of the Merger, Accell Audit & Compliance, P.A., an independent registered public accounting firm currently serving as the auditor for both the Company and Renovo, recommended for financial statement purposes that parties consider adding, as an option applicable only in the event the Merger does not close,  for the Company to issue shares of its Common Stock to Renovo as payment on the maturity date for amounts owed and outstanding under the Renovo Promissory Note. Based on this recommendation, Renovo and the Company negotiated and entered into an addendum to the Renovo Promissory Note, dated August 18, 2023 (the “Renovo Promissory Note Addendum”) providing that in the event that the Merger does not close, the Company may issue shares of Common Stock to Renovo in order to satisfy its obligations under the Renovo Promissory Note, including accrued interest. For purposes of determining the number of shares of Common Stock to be issued in satisfaction of the Renovo Promissory Note, the value of the Common Stock shall be based on the price of the Common Stock as determined five business days prior to the payment date of the Renovo Loan.

A complete copy of the Renovo Promissory Note Addendum has been filed as Exhibit 10.1 to the Second Amendment Merger Form 8-K filed with the SEC on August 21, 2023, and is incorporated herein by reference.

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Reasons for the Merger

After careful consideration, the Board of Directors of the Company has determined that the Merger Agreement (including the changes made thereto pursuant to the First Amendment, the Second Amendment, and the Letter Agreement) and the Merger to be advisable, fair and in the best interests of the Company and its stockholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the issuance of the Company’s Common Stock in connection with the Merger.

Although no fairness opinion or appraisal of Renovo or 6 LLC was sought by the Company due to the limited resources of the Company, in reaching its determination that Merger is advisable, fair to and in the best interests of the Company and its stockholders, the Board held numerous meetings and consulted with its management, and accounting and legal advisors and considered a number of factors relating to the Merger, which included (but did not consist exclusively of) the following:

•	The financial terms of the Merger and the anticipated activities of the combined entities post-Merger.

The Company is a shell company with no operations, minimal assets, an accumulated deficit of over $5.2 million, and has an illiquid trading market for its shares which are not listed on any trading market, and, to the extent traded in the over-the-counter market on the pink sheets, the price per share of Common Stock on October 28, 2022, the date of the execution of the Merger Agreement, closed at $0.0033 (“Announcement Date Price”).  Renovo has current operations, has recently reported profitable results, and the Board of Directors believe, has growth potential.

Under the terms of the Merger Agreement, based on the Announcement Date Price per share of Common Stock, the dollar value of the aggregate amount of consideration payable to the Renovo Owners under the New Exchange Ratio is approximately $990,000 (reduced from approximately $1,188,000 under the Original Merger Agreement) payable in shares of our Common Stock. The Board has concluded that the Merger consideration, including the New Exchange Ratio, provides the Company’s stockholders with value for their Common Stock that would not be obtainable without the Merger and acquisition of Renovo.

•	The future prospects of the Company and possible alternatives to the proposed Merger, as well as previous and recent experiences in attempting to seek a potential business combinations.

The Company has been engaged in a search for a suitable acquisition candidate since 2012 in an effort to provide shareholder value for a Company whose assets had been depleted by prior management in 2011. The Company borrowed funds to (a) clean-up its balance sheet, (b) reconstitute a full board of directors, (c) update and complete its corporate records and corporate governance documents, including the payment of any franchise fees and taxes owed to the State of Delaware, (d) satisfy all its obligations owed to its transfer agent, (f) obtain an audit of its financial statements by independent registered public accountants, and (g) reactivate its suspended reporting obligations under Section 15(d) of the Exchange Act. Unfortunately, following these steps the Company had little success in identifying and entering into a business combination this search was suspended from September 2016 through May 2020. Due to change in the existing business environment, the Company again began a search for a business combination candidate in May 2020 with little success prior to discussions with Renovo.

Renovo, which has cross ownership with our largest beneficial owner of Common Stock and director of the Company, James K. Toomey, was identified as a potential business combination candidate.  After reviewing the operations and other relevant information, our Board unanimously concluded that Renovo was an appropriate candidate that had growing operations and positive future prospects.

•

Our familiarity with the ownership of Renovo, its close proximately to our corporate headquarters, and the reputation of Renovo in its market area were deemed to be positive factors in approving and recommending the Merger to our stockholders.

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•

Information with respect to the financial condition, results of operations, business, and prospects of the Company and Renovo, and the current industry, economic, and market conditions, as well as the risks associated with achieving these prospects. With respect to Renovo’s current operating result, as described in greater detail in this Information Statement, the Board specifically noted the growth in gross revenues and net income of Renovo during each of the fiscal years ended December 31, 2022 and 2021. The Board also noted a decrease in gross revenues and net income for the nine-months ended September 30, 2023 as compared to September 30, 2022. See Information About Renovo Resource Solutions, Inc. – Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

•

The attractiveness of a transaction involving the payment of stock consideration to Renovo Owners, relative to perceived opportunities and the feasibility of other possible strategic alternatives to enhance long-term stockholder value, including risks and uncertainties attendant to seeking other acquisitions.

•

The ability of Renovo to provide us with the $200,000 Renovo Loan evidenced by the Renovo Promissory Note to fund our cash flow needs in order to maintain operations and to consummate the Merger. Furthermore, during the year ended September, 30, 2023, Renovo also paid various professional fees on behalf of the Company amounting to approximately $174,000 as of September 30, 2023. These advances are non-interest bearing and unsecured.

In view of the factors considered in connection with its evaluation of the proposed Merger and the complexity of these matters, the Company’s Board did not find it practicable to, and did not, quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the proposed Merger and the Merger Agreement and to make its recommendation to its stockholders. In addition, individual members of the Board may have given differing weights to different factors. In reaching its determination to approve the proposed Merger and the Merger Agreement, the Board conducted an overall review of the factors described above, including through thorough discussions with its management and outside legal and financial advisors. The Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger.

The Board makes its recommendation for stockholders to approve the Merger Agreement and the Merger transaction based on the totality of information presented to, and the investigation conducted by, the Board. The explanation of the factors and other information presented in this section may contain forward-looking statements and, therefore, should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements” of this information statement.

Financial Interests of the Company’s Directors and Executive Officers in the Merger

James K. Toomey and the other Toomey Stockholders, who collectively have a controlling interest in the Company, have an interest in the Merger Agreement and Renovo Promissory Note due to the following relationships: (a) Mr. Toomey, his wife, and his daughter serve on the board of directors of Renovo, (b) Mr. Toomey and his wife serve as executive officers of Renovo, (c) the Toomey Stockholders have an 18.33% equity ownership interest in Renovo and will receive additional shares of Common Stock from the exchange of their Renovo Stock in the Merger, (d) Mr. Toomey’s wife will become a director of the combined entity following the consummation of the Merger, (e) the Company will assume approximately $2.0 million of debts and liabilities of Renovo, including the Renovo Affiliate Debt in the amount of approximately $1.6 million, (f) the Renovo Affiliate Debt that will be assumed by the surviving corporation after consummation of the Merger will be payable to a group comprised of Mr. Toomey, Lori M. Toomey (Mr. Toomey’s wife), Kristen N. Toomey (Mr. Toomey’s adult daughter), and their affiliates (the “Toomey Debtholders”), and (g) the Toomey Debtholders have a combined one-third equity ownership interest in 6 LLC, which as discussed above, will receive rent payments under the Lease from the surviving corporation. It is anticipated that the rental payments received by 6 LLC will be in part used to service the debts of 6 LLC, including certain debts owed by 6 LLC to the Toomey Debtholders.

The Toomey Stockholders currently own a total of 84,725,137 shares of Common Stock, or approximately 70.1% of the outstanding Common Stock (excluding any shares that may be issued upon conversion of outstanding convertible notes held by them), and 18.33% of the outstanding Renovo Stock. In the event that the Reverse Stock Split is implemented and the Merger transaction is consummated, the Toomey Stockholders will hold approximately 279,451 shares of the approximately 841,886 then-outstanding shares of Common Stock the Company (or 33.2% of the then-outstanding shares of Common Stock). The number of post-Merger shares held by the Toomey Stockholders assumes that none of the convertible promissory notes held by Mr. Toomey are converted into Common Stock. In addition, the Toomey Stockholders also will have registration rights under the Registration Rights Agreement (as defined below) to require the Company to register, at its expense, shares of Common Stock held by them, including shares received in exchange for their shares of Renovo Stock pursuant to the Merger.

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In addition, Kristen N. Toomey, the adult daughter of James K. Toomey and Lori M. Toomey currently beneficially owns 15% of the outstanding Renovo Stock and, will receive 90,000 shares of our Common Stock issued to the Renovo Holders from the Merger, representing approximately 10.7% of the outstanding post-Merger Common Stock.

The Toomey Stockholders, as beneficial owners of Renovo and 6 LLC would have experienced certain of the Adverse Tax Impact to the Renovo Owners (as described above) in the event that the Merger transaction continued to require that Renovo acquire 6 LLC prior to the Merger (referred to as the Acquisition Condition). If the Acquisition Condition not been eliminated, it is anticipated that the owners of 6 LLC would have received approximately $5.67 million of taxable gain. Accordingly, the elimination of the Acquisition Condition provided by the Second Amendment may provide significant tax benefits to the Toomey Stockholders, as owners of 6 LLC, if the Merger is consummated.

In addition, as holders of 6 LLC Equity Interests, the Toomey Stockholders also have an interest in the Lease Agreement and Purchase Option Agreement to be entered into by 6 LLC in connection with the consummation of the Merger.

Shell Company Status

Pursuant to Rule 12b-2 promulgated under the Exchange Act, the Company is deemed to be a “shell company,” because it has no or nominal assets (other than cash) and no or nominal operations.  Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. The Commission has formalized and expanded this position in recent amendments to Rule 144 which prohibit the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The Commission has provided an exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current “Form 10 Information” with the Commission reflecting its status as an entity that is not a shell company (which can be furnished on any other applicable form).

If the Merger transaction is consummated, the Company should no longer be classified as a shell company under the SEC’s rules and the filing of the Merger Form 8-K should constitute the filing of current “Form 10 Information” under Rule 144(i)(2) and (3) and Instruction B.6. of Form S-3, each as promulgated by the SEC under the Securities Act.

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Dissenters' Rights

Under Section 262 of the DGCL, the Company’s stockholders are entitled to appraisal rights.  Under Delaware law, stockholders electing to exercise appraisal rights must strictly comply with such laws.  A stockholder exercising his or her appraisal rights will be entitled to sell his or her shares to the Company for a fair value of the shares as determined in accordance with Delaware law.  A copy of Section 262 of the DGCL is attached hereto as Appendix B. The right of a dissenting stockholder to be paid the fair value for his or her shares will cease if the stockholder fails to comply with the procedures of Section 262 of the DGCL or if the Merger Agreement is terminated for any reason. Company stockholders considering exercising appraisal rights at fair market value should keep in mind that the fair value of their shares determined under Section 262 of the DGCL could be more, the same, or less than the per-share value used to calculate the approximate value of the Merger consideration being paid to the Renovo Owners pursuant to the Merger. Such fair value of the Company’s shares generally is exclusive of any merger-specific value and is determined as of the closing date of the transaction.

Recommendation of the Board of Directors

At meetings of the Board on October 28, 2022 (and reaffirmed on March 31, 2023 in connection with the approval of the First Amendment, and on August 17, 2023 in connection with the approval of the Second Amendment), the Board (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (b) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (c) recommended that the stockholders of the Company adopt the Merger Agreement and approve the transactions contemplated thereby; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by the stockholders of the Company at a meeting thereof.

The Board of Directors unanimously recommends that the Company’s Stockholders

Vote FOR approval of the Merger Agreement and Merger as set forth in Proposal No. 2.

Required Vote

Under the DGCL, the affirmative vote of holders of at least a majority of the outstanding shares of our Common Stock as of the Record Date is required for approval of Proposal No.2. Therefore, abstentions will have the same effect as votes against this proposal.

The Toomey Stockholders own a total of 84,725,137 shares of Common Stock, or approximately 70.1% of the outstanding Common Stock entitled to vote at the Annual Meeting, all of which are expected to be voted in favor of the approval of the Merger Agreement. Accordingly, if the Toomey Stockholders vote in favor of the Merger Agreement, the Merger Agreement will be approved without the need for any further vote of stockholders in favor of any proposals.  Mr. Toomey is a director and executive officer of the Company.

MERGER AGREEMENT

Set forth below is a summary description of the Merger Agreement, as amended by the First Amendment, the Second Amendment, and the Letter Agreement. This description does not purport to be a complete description of the Merger Agreement and is qualified by reference to the true and complete copies thereof which are filed as exhibits to the Original Merger Form 8-K, First Amendment Merger Form 8-K, Second Amendment Merger Form 8-K, and exhibit 2.4 to the 2023 Form 10-K, all of which are incorporated herein by reference.

The Merger

Subject to the terms and conditions of the Merger Agreement, in accordance with the DGCL, at the Effective Time, Renovo will merge with and into the Company, with the Company as the legal surviving entity, referred to as the Surviving Corporation. The Amended and Restated Certificate of Incorporation (including the Certificate of Amendment described in Proposal 3 of this Information Statement) and Amended and Restated Bylaws of the Company in effect at the Effective Time will govern the Surviving Corporation until amended or repealed in accordance with applicable law.

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Effective Time of Merger; Closing

The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later date specified in such certificate of merger. The closing of the Merger will take place via electronic exchange of documents and closing deliverables required by the Merger Agreement no later than the third business day following the day on which the conditions to the Merger set forth in the Merger Agreement (other than conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing) have been satisfied or waived in accordance with the Merger Agreement, or such other time or place as the Company and Renovo mutually agree in writing.

Merger Consideration

Under the terms of the Merger Agreement, at the effective time of the Merger, each share of outstanding Renovo Stock will be converted into and will represent the right to receive 6,000 shares of Common Stock of the Company, after giving effect to the Reverse Stock Split (described below). The New Exchange Ratio is fixed and no adjustment shall be made under any circumstances other than with respect to certain anti-dilution provision of the Merger Agreement. No fractional share of Common Stock will be issued pursuant to the Merger. To the extent that a holder of Renovo Stock would otherwise have been entitled to receive a fraction of a share of Common Stock (after taking into account all certificates delivered by such holder), such holder shall receive, in lieu thereof, an additional fraction of a share of the Common Stock to rounded up to the nearest whole share of the Company Stock.

Corporate Governance

The Merger Agreement provides that the Company will take all actions reasonably necessary at the effective time of the Merger to expand the size of the Board of Directors to six and to appoint the following shareholders of Renovo to the Surviving Corporation’s Board of Directors to fill the vacancies created thereby: Randall A. Moritz, Keri A. Moritz, and Lori M. Toomey. Lori Toomey and James K. Toomey are spouses.

Conditions to the Merger

Consummation of the Merger is subject to a number of conditions, including among others, the following: (a) approval of the Merger Agreement by Renovo’s stockholders (“Renovo Stockholder Approval”), (b) the Company, as the surviving corporation in the Merger, shall have been approved as a Secondary Metals Recycler under Section 538.25 of the Florida Statutes to be effective immediately following the closing of the Merger, (c) the Company shall have approved and filed the Certificate of Amendment immediately prior to the closing of the Merger to effect the Reverse Stock Split and a corresponding reduction of the number of authorized shares of Common Stock and the number of shares of Company’s Preferred Stock as set forth in greater detail in Proposal No. 3 to this information Statement, (d) Renovo shall have entered into and funded the Renovo Loan to the Company, (e) the Company shall have entered into a Registration Rights Agreement (“Registration Rights Agreement”), a copy of which is attached as Exhibit A to the Original Merger Agreement, with each of the Renovo Owners, (e) each of the Renovo Owners shall have entered into an Investment Letter (the “Investment Letter”) which is attached as Exhibit B to the Original Merger Agreement, (f) the execution and delivery of the Lease by and between Renovo and 6 LLC,  a copy of each which is attached as Exhibit A to the Second Agreement, (g) the execution and delivery the Purchase Option Agreement by and between the Company and 6 LLC, a copy of each which is attached as Exhibit B to the Second Agreement, (h) there shall not have been any material adverse effects on the operations of Renovo, (i) there shall not have been certain additional adverse legal proceedings commenced against the Company or Renovo which prevents the consummation of the Merger transactions, and (j) the satisfaction of certain other customary closing conditions.

For a more detailed description of the conditions to the closing of the Merger, please review the Merger Agreement.

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No Solicitation

The Merger Agreement prohibits Renovo from soliciting an alternative transaction to the Merger. Under these “non-solicitation” provisions, Renovo has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time or the valid termination of the Merger Agreement in accordance with its terms, Renovo will not, and will not authorize its representatives to, directly or indirectly:

•	initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which would be reasonably likely to lead to any third-party acquisition proposal;

•	any enter into any letter of intent, agreement in principle, acquisition agreement, option agreement or other similar statement of intention or agreement with respect to any third-party acquisition proposal; or

•	in the event of an unsolicited acquisition proposal, engage or participate in any negotiations or discussions with, or provide any information or data to, any person relating to an acquisition proposal.

The Merger Agreement also requires Renovo and its representatives to, as of the date of the Merger Agreement, cease and terminate all soliciting activities, discussions and negotiations and access to nonpublic information with, to or by any other person (other than the Company) regarding any proposal that constitutes, or would reasonably be expected to lead to, any acquisition proposal. If Renovo or its representatives (including any of the Renovo Owners) receives any inquiries or proposals, or any information is requested from, or any negotiations or discussions are sought to be initiated with Renovo or the Renovo Owners, in each case, in connection with an acquisition proposal, Renovo is required under the Merger Agreement to notify the Company thereof no later than one business day after receiving such inquiry, proposals or requests. Furthermore, the board of directors of Renovo may not (i) withdraw or modify, or propose to withdraw or modify their approval of, or their recommendation to approve the Merger Agreement, (ii) approve or recommend or propose to approve or recommend, any other acquisition proposal, or (iii) enter into any letter of intent, acquisition agreement, option agreement or other similar agreement or any direct or indirect understanding, or arrangement with respect to any acquisition proposal.

Business Pending the Merger

Except as provided in the Merger Agreement, between the date of the Merger Agreement and the Effective Time or the earlier termination of the Merger Agreement, Renovo has agreed to, subject to certain exceptions: (a) conduct its business only in the usual, regular, and ordinary course consistent with past practice, (b) use its reasonable best efforts to maintain and preserve substantially intact its business organizations, assets, and properties and maintain its rights and franchises, (c) to keep available the services of their its current officers and employees, and (d) to preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with Renovo. Without limiting the foregoing, Renovo has specifically agreed, among other things, that it will not, without the express approval of the Company (i) change its capitalization, (ii) change or enter into new employment arrangements or employee benefits (including compensation arrangements), (iii) transfer, license, sell, lease, or otherwise dispose of or pledge, encumber, mortgage, or otherwise subject to any lien (other than certain specified permitted liens) any of its assets or properties, or (iv) enter into, amend, or modify in any material respect, or consent to the termination of (other than at its stated expiration date or other than renewals without material adverse change of terms, or waive, release, compromise, or assign any material rights or claims), any material contract or agreement. The restrictions on Renovo’s operations pending the Merger described herein are not all of the restrictions specifically set forth in the Merger Agreement. We urge you to review the full Merger Agreement for the full list of specific restrictions.

Modification, Waiver, and Termination

Modification or Waiver. The Merger Agreement provides that, to the extent permitted by law, it may be amended, modified, and supplemented at any time by written agreement of the parties approved by the board of directors of both the Company and Renovo. Prior to or at the Effective Time, either party may (i) waive any default in the performance of any term of Merger Agreement by the other party, (ii) waive or extend the time for the compliance or fulfillment by the other party or any of its obligations under this Agreement, (iii) waive any or all of the conditions precedent to its obligations to consummate the merger under this Agreement to the extent legally permitted. Notwithstanding the foregoing, neither party intends, however, to waive conditions to the merger if such waiver would, in the judgment of the waiving party, have a material adverse effect on its stockholders.

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Termination.  The Merger Agreement may be terminated at any time before the effective time of the Merger, whether before or after receipt of the Company’s stockholder approval of the Merger, under the following circumstances: (a) by mutual written consent of both parties; (b) by either party if the Merger is not consummated by the Outside Termination Date (as revised under the Letter Agreement, March 31, 2024), provided, however, that no such termination may be made if the failure to close by such date is caused by the action or inaction of the party seeking to terminate the Merger Agreement and such action or inaction is a material breach by such party of its obligations under the Merger Agreement; (c) by either party in the event any material governmental approval required for consummation of the Merger shall have been denied by a final non-appealable action of the applicable governmental authority or if such action taken is not appealed within the time limit for appeal; (d) by either party in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the Outside Termination Date (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in the Merger Agreement or is in material breach of any covenant or other agreement contained in the Merger Agreement); or (e) by the Company if (i) the board of directors of Renovo has withdrawn, modified, or changed its recommendation that the Renovo Owners approve the Merger Agreement, (ii) Renovo has breached its non-solicitation obligations, or (iii) Renovo has failed to execute the Renovo Loan agreements within four business days after the execution of the Merger Agreement (which Renovo Loan was timely executed and funded).

Under certain circumstances, if the Company terminates the Merger Agreement for the reason set forth above (other than by mutual agreement or passage of the Outside Termination Date), or Renovo terminates the Merger Agreement in connection with an acquisition proposal, the Company may be entitled to a termination fee of up to $350,000 (for breaches of the non-solicitation and Renovo recommendation requirements or Renovo’s termination relating to an acquisition proposal) and/or the Company expenses associated with the Merger Agreement and the steps taken in connection with the anticipated consummation of the Merger (including those incurred in connection with the preparation of anticipated SEC filings and the preparation of this Information Statement).

Preparation of Merger Form 8-K

Under the rules and regulations of the SEC, the Company, as a shell company, is required to file a Form 8-K within four business days after the effective date of the closing of the Merger that includes information relating to, among other things, the Surviving Corporation as would be required in a Form 10 filed under the Exchange Act (“Merger Form 8-K”). Such information about the Surviving Corporation shall include, without limitation, all required disclosures concerning the post-Merger operations and management of Surviving Corporation and all required consolidated financial statements. As a result, as an additional condition to the closing of the Merger, Renovo is required to provide the Company with all information concerning Renovo and the Renovo Owners as the Company may reasonably request in connection with preparing such Form 8-K disclosures.

Investment Letter; Registration Rights Agreement

The Common Stock to be issued to the Renovo Owners in exchange for the Renovo Stock as Merger consideration for the Merger will not be registered under the Securities Act. Such shares will be issued pursuant to an exemption under Regulation D of the Securities Act and will be restricted securities that will not be able to be sold or transferred unless subsequently registered under the Securities Act or transferred in a transaction exempt from such registration. As a result, as a condition to the closing of the Merger, each Renovo Owner is required to furnished an executed Investor Letter containing various representations and warranties relating to their investor status and agreeing to transfer restrictions applicable under applicable securities laws. The Company will rely on the Investment Letters in determining that the offer and sale of the Common Stock to the Renovo Owners is exempt from the registration provisions of the Securities Act and all other applicable securities laws.

Because the shares of Common Stock issued to the Renovo Owners will be subject to transfer restrictions applicable to both restricted securities and control securities under the Securities Act (as those terms are used in Rule 144 promulgated under the Securities Act), unless such shares are subsequently registered under the Securities Act, the Company has agreed to enter into the Registration Rights Agreement with each of the Renovo Owners whereby they can request, under certain circumstances and conditions, that the Company register at the Company’s expense such shares under the Securities Act so that they may be resold by the Renovo Owners.

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The foregoing description of the Registration Rights Agreement and the Investment Letter does not purport to be complete and are qualified in their entirety by reference to the complete text of thereof which are included as Exhibits A and B, respectively, of the Original Merger Agreement filed as Exhibit 2.1 to the Original Merger Form 8-K, and are hereby incorporated by reference herein.

SUMMARY OF STEPS TO BE TAKEN AND IMPACT OF MERGER

IF APPROVED AND CONSUMMATED

Summary of Steps to be Taken. If the Merger transaction and the Reverse Stock Split are both approved, the following summarizes certain of the steps will take place prior to or at any closing of the Merger Agreement:

•	The Company will file an Amended and Restated Certificate of Incorporation (referred to as the Certificate Amendment) to implement the Reverse Stock Split. As a result of the Reverse Stock Split, the estimated number of outstanding shares of Common Stock of the Company will be reduced from 120,942,987 shares to approximately 241,886 shares (with the precise number dependent on how many fractional shares will be rounded up to the nearest whole share).

•	The number of authorized shares of Common Stock under the Certificate Amendment will be 20 million shares of Common Stock and 2 million shares of Preferred Stock.

•	Renovo shall enter into the Lease with 6 LLC.

•	6 LLC and the Company shall enter into the Purchase Option Agreement.

•	Following the implementation of the Reverse Stock Split, based on the New Exchange Ratio, the Renovo Owners, as a group, shall receive an aggregate of 600,000 shares of post-Reverse Stock Split shares of Common Stock at the closing of the Merger transaction. These shares of Common Stock will be issued to the Renovo Owners pursuant to an exemption from registration under the Securities Act and, as a result, such holders will be required to enter into the Investment Letter that, among other things, contains transfer restrictions required under such exemption from registration. Accordingly, the Company also will enter into the Registration Rights Agreement with each of the Renovo Owners for the registration under the Securities Act of the Common Stock received by them in the Merger transaction.

Certain Results of Merger and Reverse Stock Split. As a result of the implementation and closing of the Reverse Stock Split and the Merger transaction, the following summarizes the impact of certain aspects thereof:

•

Prior to consummation of the Merger transaction, the Company will file the Certificate Amendment to implement the Reverse Stock Split. As a result of the Reverse Stock Split, the estimated number of outstanding shares of Common Stock of the Company will be reduced from 120,942,987 shares to approximately 241,886 shares (with the precise number dependent on how many fractional shares will be rounded up to the nearest whole share). In addition, the number of authorized shares of Common Stock under the Certificate Amendment will be 20 million shares of Common Stock and 2 million shares of Preferred Stock.

•

Following the implementation of the Reverse Stock Split, based on the Exchange Ratio, the Renovo Owners, as a group, shall receive an aggregate of 600,000 shares of post-Reverse Stock Split shares of Common Stock at the closing of the Merger transaction. These shares of Common Stock will be issued to the Renovo Owners pursuant to an exemption from registration under the Securities Act and, as a result, such holders will be required to enter into the Investment Letter that, among other things, contains transfer restrictions required under such exemption from registration. Accordingly, the Company also will enter into the Registration Rights Agreement with each of the Renovo Owners for the registration under the Securities Act of the Common Stock received by them in the Merger transaction.

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•

Prior to the Reverse Stock Split and the closing of the Merger, James K. Toomey, his wife and their affiliates (referred to as the Toomey Stockholders), own approximately 84,725,137 shares of Common Stock, or approximately 70.1% of the outstanding Common Stock, and 18.33% of the outstanding Renovo Stock.

•	As a result of the Reverse Stock Split, on a pre-Merger basis, the Toomey Stockholders will hold approximately 169,451 shares of the then-outstanding shares of the Company Common Stock.

•

As a result of the Merger, the Toomey Stockholders who own 18.33% of the Renovo Stock will receive 110,000 shares of the 600,000 shares of our Common Stock issued to the Renovo Holders in exchange for their Renovo stock.

•

Accordingly, following the merger, the Toomey Stockholders will own approximately 279,451 shares of the approximately 841,886 then-outstanding shares of Common Stock the Company (or 33.2% of the then-outstanding shares of Common Stock), with the precise amount dependent on how many fractional shares will be rounded up to the nearest whole share in the Reverse Stock Split

•

Following the closing of the Merger transaction, the pre-Merger stockholders of the Company will hold approximately 28.7% of the post-Merger shares of Common Stock and the Renovo Owners will hold approximately 71.3 % of the post-Merger shares of Common Stock (with the precise amount dependent on how many fractional shares will be rounded up to the nearest whole share in the Reverse Stock Split).

•	Our Board of Directors will be increased from 3 directors to 6 and the 3 Renovo shareholders referenced above will be appointed to the Board to fill the vacancies.

•	The Surviving Corporation will enter into the Lease with 6 LLC and will have the Purchase Option to acquire 6, LLC.

•	Following the completion of the Merger transaction, the Company will begin the process of transitioning its financial year-end to December 31.

A NOTE ABOUT FORWARD LOOKING INFORMATION

This Information Statement contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”), such as statements relating to the financial condition, results of operations, plans, objectives, future performance or expectations, and business operations of the Company or Renovo Resource Solutions, Inc. (referred to herein as “Renovo”).  These statements relate to expectations concerning matters that are not historical fact. Accordingly, statements that are based on projections, estimates, assumptions, and judgments of the management of either the Company or Renovo constitute forward-looking statements.  These forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “approximately,” “intend,” “objective,” “goal,” “project,” and other similar words and expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may.”  These forward-looking statements are based largely on information currently available to the management of the Company or Renovo and on their respective current expectations, assumptions, plans, estimates, judgments and projections about their respective businesses and industries, and such statements involve inherent risks and uncertainties.  Although the company and Renovo believe that their respective expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside the control of the Company or Renovo) which may cause actual results, performance, or achievements to differ materially from those expressed or implied by such forward-looking statements.  Accordingly, there is no assurance that these expectations will in fact occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements.

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The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	our ability to identify, secure and obtain suitable and sufficient financing to continue as a going concern; economic, political and market conditions;

•	the general scrutiny and limitations placed on “blank check” and “shell” companies under applicable governmental regulatory oversight;

•	our ability to identify, enter into and close an appropriate merger, acquisition, or other combination transaction with a business prospect, including, without limitation, the proposed Merger;

•	interest rate and inflation risk;

•

climate related or natural disaster-related events that increases the likelihood of catastrophic losses, disruption to our operations, and related cost of insurance coverage for entities with operations in high fire, hurricane or flood risk areas, including our operations which are located on the gulf coast of central Florida, a region which is susceptible to hurricanes;

•	government and industry regulation that might affect future operations; and

•

potential change of control transactions resulting from merger, acquisition, or combination with a business prospect; the potential dilution in our equity (both economically and in voting power) that might result from future financing or from merger, acquisition, or combination activities; and other factors.

With respect to the proposed Merger, the following additional factors, among others, could cause actual results to differ materially from those described in the forward-looking statements

•

our ability to successfully integrate the operations of Renovo into the Company, the costs associated with any such merger transaction, including the Merger, and such integration, and to operate profitably following such integration;

•	the expected timing, completion, effects and potential benefits of the Merger;

•	statements of the plans, strategies and objectives of management with respect to the approval and closing of the Merger;

•	the expected relative ownership percentages of the security holders of the Company and Renovo in the combined company following the closing of the Merger;

•	the expected board of directors of the Company following the closing of the Merger;

•	any statements regarding future economic conditions, growth rate, market opportunity or performance of the Company post-Merger;

•	the ability of the combined company’s ability to obtain and maintain all licenses necessary to operate its business post-Merger;

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•	economic, business, competitive, and/or regulatory factors affecting the business of the Company post-Merger;

•	the respective officers and directors of the Company and Renovo potentially having conflicts of interest with approving the proposed Merger;

•	expectations regarding the anticipated benefits of the Merger satisfaction or waiver (if applicable) of the conditions to closing the Merger;

•	statements of belief and any statement of assumptions underlying any of the foregoing; and

•	the Company’s expectations regarding the anticipated benefits of the Merger.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of the Company or the combined company following completion of the Merger could differ materially from the forward-looking statements.  All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice.  The forward-looking statements included herein are only made as of the date of this Information Statement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT RENOVO RESOURCE SOLUTIONS, INC.

The following is a summary description of Renovo is provided for information purposes only.

 Overview

Formed as a Florida corporation in 2014, Renovo is a privately held company that commenced operations in 2017 as a single scrap yard operation on a ten-acre site in Manatee County, Florida. This location was specifically engineered for Renovo’s business and includes a new constructed facility for its operations. Renovo also recently received rezoning approval to operate the site as a Construction and Demolition trash station (“C&D Site”). Renovo maintains its corporate office at the site of its scrap yard at 3324 63rd Avenue East, Bradenton, FL 34203. Its telephone number is (941) 727-0177, and its website is https://www.renovoresourcesolutions.com.

Renovo, a Florida registered secondary metals recycler, is one of Manatee County's largest recycling centers.  When it commenced operations, Renovo only purchased and resold a few thousand pounds of material each month. Through partnerships with local companies and community, it currently purchases and sells in excess of 1.5 million pounds each month. Renovo provides differentiating value for its customers through its commitment to customer service under the guiding principles of “placing the customer at the core of all it does, staying committed to its employees, and giving back to its community.

Business

Renovo’s business currently consists solely of acquiring salvage and reselling scrap metals processed and unprocessed ferrous and nonferrous metals from a variety of sources including, manufacturing and industrial plants, metal fabrication plants, electric utilities, machine shops, factories, refineries, demolition businesses, wrecking companies, contractors, and retail individuals. Ferrous metals are those containing significant quantities of iron or steel. Non-ferrous metals, which do not contain significant quantities of iron or steel include, without limitation, copper, brass, aluminum, bronze, lead, zinc, nickel, and alloys thereof; but do not include precious metals (such as gold, silver, and platinum).

The primary business operations of Renovo consists of accepting metals contained in radiators, insulated aluminum wire, automotive components (rotors, drums etc.), insulated copper wire, electric motors, stainless steel, scrap iron, appliances, aluminum cans, batteries (lead acid), and  e-scrap. Renovo utilizes specialized equipment to efficiently process significant volumes of insulated copper wire through granulation.  With the exception of precious metals, our scrap metal processing facility processes almost all other types of metal.

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Renovo derives profit from quickly aggregating more than 60 product types and reselling the materials to larger transfer and processing partners in the state of Florida.  Renovo has operated under the guidelines of selling “mixed” truckloads of material as soon as they are aggregated in an effort to abate any changes in commodity pricing that may affect its margins in a negative manner. This buy/sell formula has preserved margins in the past but also curtails Renovo’s ability to ship directly to non-ferrous mills due to smaller volumes of like materials or “Full Truck Load (FTL)” volumes resulting in lower prices received for materials.

Although Renovo does have the capacity and volume to achieve FTL loads required by non-ferrous mills, based on market price fluctuations, Renovo has taken a more conservative approach to approach to protect its margins. Accordingly, Renovo only ships less than a truckload (or “LTL”) of mixed commodities to go to multiple end users in an effort to mitigate any potential losses due to market fluctuations.

Renovo recently received approvals to build a C&D Site, as well as a transfer station for material recovery of mobile homes and recreational vehicles, industrial solid non-hazardous waste, plastics and cardboard. The final site plan has been reviewed by the appropriate agencies and found to be sufficiently in compliance with the Manatee County Land Development Code and Comprehensive Plan. While Renovo seeks to expand the potential for C&D operations through classification as a C&D Site, classification alone would not mean that Renovo will operate a C&D plant.  Such a designation would add value to the Property, but Renovo will not operate a C&D plant unless and until it determines, if ever, that it would be a viable and profitable business venture for Renovo with appropriate rates of investment return.  The Manatee County approvals will expire after four (4) years from the original approval date (March 28, 2027) and are subject to the expiration date (April 7, 2025) of Renovo’s Certificate of Level of Service, which is required by Manatee County. Prior to this expiration Renovo may pursue building permits to build the C&D Site.

Under the laws of the state of Florida, and business regulations in Manatee County specifically, Renovo is required to maintain a Secondary Metals Recycling License whereby all directors and managers of the company are required to pass background checks.  Renovo is required to maintain both digital and paper records of all transactions; including identification of materials, vehicles and persons selling materials for each individual transaction.  Records are kept both onsite and cloud based to comply with regulations and daily reports are required to be filed with the local Sheriff's Office on all purchase transactions conducted. See additional information under “Government Regulation” below.

Renovo does not engage in the business of fabricating or otherwise converting raw materials into products or prepared grades of materials having an existing or potential economic value.

Customers.  Renovo sells both ferrous and nonferrous scrap metals (collectively referred to as "raw materials") to multiple off-take partners and typically bids the material for each shipment to several buyers, depending upon commodity, to ensure the best possible prices. Raw materials margin per ton is defined as the difference between the selling prices for processed and recycled ferrous and nonferrous scrap metals and the price paid to purchase obsolete and industrial scrap. No individual or entity accounts for more than 5% of the scrap metals that are purchased by Renovo.

Distribution and Sales of Materials.   Renovo has eight primary customers that account for approximately 98% of its 2022 gross revenues.  As commodities are processed and packaged for delivery a packing slip is generated and sent out for bid.  Based on final spot pricing bids a verbal/written price lock is achieved and the load ear marked for the buyer.  Several factors are used, such as freight costs, box and pallet costs, price per pound and suppliers previous acceptance of material (without deductions) are used to determine course of action.  Several buyers now offer free freight based on gross weights in order to obtain our volume.  Determination of sales bids includes the calculations for shipping and payment processing times during the bidding process.  Some buyers offer free pickup of materials from Manatee County at no cost to Renovo and thus tend to dominate in the bidding process.  Renovo believes that the loss of any material customer will be easily replaceable and would likely not have a long-term adverse effect on Renovo’s operations. As of the date of this Information Statement, Renovo does not have a separate sales force and primarily has relied on the efforts of social media to generate sales.

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Competition. Renovo’s recycling operations compete with scrap metal processors and primary nonferrous metal producers located in the southern Tampa Bay, Florida market. There currently are five scrap yards in Renovo’s local market against which it primarily competes.

Renovo offers competitive pricing and a clean facility which has attracted several commercial accounts (large volume) and peddler traffic who wish to avoid the traditional scrap yard look and feel.  Renovo currently considers its main competitors in the metal recycling sector to include Nucor (Trademark Metals), Suncoast Metals and Best Metals.  Renovo believes that its continued approach to cleanliness and customer service while offering a fair price will continue to see growth and sustainability.

Since commencing operations, Renovo has continued to grow while it has observed that a number of competitors in Manatee County ceased operations.  The majority of its competition is currently from yards in northern Sarasota County and Southern Hillsborough and Pinellas Counties.  Renovo believes that future large scale growth would potentially require the investment of capital expenditures to include a large ram baler and envirorack, which would increase its capability to receive and process automobiles and package commodities more efficiently to maximize loads to buyers. Each scrap yard tends to have specialties that attract customers for specific materials such as aluminum, copper or in Renovo’s case, copper wire. The scrap yards business is very price competitive, but the older facilities tend to have operational deficiencies that often limit their capacity or ability to operate.

We believe that Renovo’s competitive advantage is that it excels in efficient processing and its constant efforts to exceed customer expectations.  Average wait times are under 7 minutes and it can easily handle 10-15 customers simultaneously.  Positioned on just over 10 acres, it has the capacity and capability to handle any size delivery from small residential customers with only one pound of material to full loads of semi-tractor trailer trucks hauling in tons of scrap metals.

We also believe that Renovo’s environmentally responsible operations differentiate it from its competitors.  Renovo affirmatively supports recycling of waste products and takes steps to prevent recyclable products provided to it from being dumped in landfills and ensuring that they are disposed of properly. Due to price changes in the global markets, Renovo ceased the recycling of cardboard in 2020.

Government Regulation

Renovo is considered a secondary metals recycler under Florida law and is required to register as such with the Florida Department of Revenue (the “Department”) under Sections 538.18 through 538.28 of the Florida Statutes, (the “SMR Statutes”). Applications for registration as a secondary metals recycler (“Application”):

•	may only be made by a corporation organized or qualified to do business in Florida or is a natural persons over the age of 18;

•	must identify all secondary metals recycling location owned by the applicant, each of which must be a fixed business address;

•

if a corporation, it must include the name and address of the corporation’s registered agent for service of process in Florida and obtain a certified copy of statement from the Secretary of State that the corporation is duly organized in or is duly qualified to do business in Florida; and

•

shall include for each corporate applicant, a full set of fingerprints from the management teams and owners, each of whom will be subject to a background check to confirm that they do not have any prior criminal activity that would preclude them from being registered as a secondary metals recycler.

Under the SMR Statutes, an Application may be denied, and previously approved registrations may be revoked, restricted, or suspended if, among other things, the applicant or the registrant, as the case may be:

•	has been convicted of violations of certain provisions of the SMR Statutes or have engaged in a fraudulent act in connection with any purchase or sale of regulated metals property; or

•

has been convicted of, or entered a plea of guilty or nolo contendere to, a felony committed by the secondary metals recycler against the laws of Florida or of the United States involving theft, larceny, dealing in stolen property, receiving stolen property, burglary, embezzlement, obtaining property by false pretenses, possession of altered property, or any felony drug offense or of knowingly and intentionally violating the SMR Statutes registration requirements.

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A registered secondary metals recycler may engage in the business of purchasing, gathering, or obtaining ferrous or nonferrous metals that have served their original economic purpose or engage in the business of performing the manufacturing process by which ferrous metals or nonferrous metals are converted into raw material products consisting of prepared grades having an existing or potential economic value.

After registering with the Department, a secondary metals recycler must comply with other various SMR Statutes that regulate conduct of its ongoing business.

Public Notification of Registration.  A secondary metals recycler is required to conspicuously display its registration certificate at the place of business set forth in the registration.

Books and Records Requirements. Detailed information relating to all purchase transactions must be maintained by secondary metals recycler and reported to the Florida Department of Law Enforcement (“FDLE”).  In particular, a legible paper record of all purchase transactions must be maintained, together with legible electronic record of the transaction in the English language. These record keeping requirements include, amount other things:

•	Identification of the date and time of the transaction.

•	The weight, quantity, or volume, and a description of the type of regulated metals property purchased in a purchase transaction.

•	The amount of consideration given in a purchase transaction for the regulated metals property.

•	A signed statement from the person delivering the regulated metals property stating that she or he is the rightful owner of, or is entitled to sell, the regulated metals property being sold.

•	The distinctive number from the personal identification card of the person delivering the regulated metals property to the secondary metals recycler.

•

A description of the person from whom the regulated metals property was acquired, including their name, address, phone number, a description of the seller, including a right thumb print of the seller, and other visual data relating to the metals being sold and its seller.

An electronic record of a purchase transaction is required to be electronically transmitted to the appropriate law enforcement official no later than 10 a.m. of the business day following the date of the purchase transaction and must include certain of the specific information referenced above with respect to the purchase. Special requirements are imposed for purchases of a motor vehicle from a licensed salvage motor vehicle dealer.  Renovo does not engage in such purchases of motor vehicles.

The information required by these books and record requirements must be maintained for not less than 3 years from the date of the purchase transaction and must be able to be downloaded into paper form if requested by the FDLE.

Holding Period Requirements. If a law enforcement officer believes that certain items of regulated metals property in the possession of a secondary metals recycler have been stolen, the law enforcement officer may issue a hold notice to the secondary metals recycler. Upon receipt of a hold notice, the secondary metals recycler may not process or remove the items of regulated metals property identified in the notice, or any portion thereof, from its place of business for 15 calendar days, unless extended in accordance with the SMR Statutes or sooner released by a law enforcement officer.

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Operating Restrictions. The SMR Statutes impose a variety of legal restrictions and imposes various prohibitions on the business activities of secondary metals recyclers, including, among other things:

•

cash transactions for regulated metals (which generally include non-ferrous metals other than beverage containers) are limited to $1,000 and up to $3,000 cash for Ferrous Metals (non-regulated or restricted), and purchases by a secondary metals recycler in excess of $1,000 must be made by check payable to the seller of the metal;

•	regulation of the hours of operations;

•	a requirement that all purchases by a secondary metals recycler to be conducted at a fixed location where the secondary metals recycler conducts business;

•	restrictions as to whom the secondary metals recycler may purchase metals from, including the manner of delivery by the seller; and

•

with respect to a statutory list of restricted regulated metals property, the seller must provide reasonable proof of ownership by the seller or the person or entity on behalf of whom they are acting as an agent.

Renovo Compliance with Governmental Regulations.  Under the laws of the SMR Statutes and business regulations in Manatee County, Renovo is a registered secondary metals recycler and, as a condition to the Merger, the Company is required to register as such so as to maintain the continuity of the business without interruption. Renovo maintains both digital and paper records of all transactions that are kept both onsite and cloud based to comply with regulations and daily reports are required to be filed with the local Sheriff's Office on all purchase transactions conducted.  In compliance with these legal requirements, Renovo reports its daily transactions with the Manatee County Sheriff’s Office through software designated by the department and is subject to periodic on-site inspections by the department’s officers to ensure Renovo’s compliance with the applicable purchase regulations.

Renovo has developed internal controls and procedures over these processes. Currently, Renovo submits law enforcement reporting though LeadsOnline and FinderPawn.  Renovo’s compliance software are semi-automated and are run daily before the 10 am requirement.  Controls are in place within the Nexus Recycling software that can only be overridden by owners of Renovo.  This includes any value over $1,000 dollars, and any restricted material regardless of value.  Daily opening routine requires all previous day’s transactions be printed and a review is done for completeness and any errors or omissions.  Any check issued by a cashier over $500 is brought the General Manager for review prior to mailing or issuing to customer.  The General Manager currently has oversight with Risk Management and consults with Jim and Lori Toomey as needed on a case by case basis.  All financial reporting is sent to our CPA and Mr. Toomey monthly for additional review and audit.

Environmental Law Compliance Matters

Compliance with and changes to various environmental requirements and environmental risks applicable to our industry may adversely affect our business, results of operations and financial condition. Under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") and analogous Florida statutes, we may occasionally be required to cleanup or take remedial action with regard to (or pay for cleanup or remedial action with regard to our facilities. If Renovo is found to have arranged for treatment or disposal of hazardous substances at the facility, Renovo could be named as a potentially responsible party and responsible for both the costs of cleanup as well as for associated natural resource damages at such site. With respect to the sale of scrap metals, Renovo contends that an arm's length sale of valuable scrap metal for use as a raw material in a manufacturing process that it does not control should not constitute "an arrangement for disposal or treatment of hazardous substances" as defined under federal law. Subject to the satisfaction of certain conditions, the Superfund Recycling Equity Act provides legitimate sellers of scrap metal for recycling with some relief from Superfund liability under federal law.

As of the date hereof, Renovo has never been subject to any federal or state action alleging that it is subject to liability under these environmental laws.

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Employees

As of the date of this Information Statement, Renovo had 8 full time and 1 part time employees and 2 volunteers, of which 3 also are Renovo shareholders. Renovo believes that its employees are its most important asset and are fundamental to its success. Renovo recognizes that each employee brings a diverse background and a unique skill set, and has fostered a culture that challenges conventional thinking, promotes teamwork, requires accountability and rewards success.

Properties

Renovo operations are located 3324 63rd Avenue East, Bradenton, FL 34203. The property consists of approximately 10 acres of which all site preparation has been completed for eventual building expansion to roughly 80% of site with the remaining 20% for retention, green space and drainage as required under local development and building codes. The properties used by Renovo are owned in fee simple by 6 LLC, an entity owned by the Renovo Owners. As a condition of the Merger transaction, 6 LLC will enter into the proposed Lease with Renovo and, as a result of the Merger, the Lease will be assumed by the Surviving Corporation. Following the Merger, we anticipated changing our corporate headquarters to the Property. The Company may consider eventual expansion of the Property to include permitting for offices, additional warehouse expansion, improvements to sound and security barriers and additional processing equipment operations.

Legal Proceedings

Renovo is not currently a party to any pending legal proceedings.  Renovo does not believe that there are any proceedings threatened against it, which, if determined adversely, would have a materially adverse effect on its business or financial condition.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Renovo

This Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the operating results and financial condition of Renovo for the fiscal years ended December 31, 2022 and 2021 and for the nine month periods ended September 30, 2023 and 2022. The discussion and analysis set forth below is intended to assist you in understanding the financial condition and results of Renovo’s operations and should be read in conjunction with Renovo’s audited financial statements for the fiscal years ended December 31, 2022 and 2021 and the unaudited financial statements for the nine month periods ended September 30, 2023 and 2022, together with the accompanying notes, all of which are included on pages F-1 through F- 21 of this Information Statement. Renovo’s results of operations and financial condition, as reflected in the accompanying statements and related notes, are subject to its management’s evaluation and interpretations of business conditions, changing market conditions and other factors. Historical results and trends that might appear should not be taken as indicative of future operations. The following discussion contains forward-looking statements that involve risks and uncertainties. Renovo’s actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed elsewhere in this Information Statement.

Balance Sheet.  At September 30, 2023, Renovo had total assets of approximately $2,558,349, total liabilities of approximately $2,030,992, and total stockholders’ equity of $527,357.

At December 31, 2022 and 2021, Renovo had total assets of approximately $2,447,606 and $1,292,421, respectively, total liabilities of approximately $1,945,288 and $1,635,084, respectively, and total stockholders’ equity of $502,318 and $(342,663), respectively. The increase of total assets of approximately $1,155,185 of total assets from December 31, 2021 to December 31, 2022 was due primarily to an increase of approximately $597,376 in cash and approximately $242,182 from amounts due and loans from related parties. The increase in cash was due to earnings accumulated cash and the increase in amounts due and loans from related parties was primarily from the Renovo Loan to the Company.  If the Merger is consummated, the loan to Kingfish Holding Corporation will be terminated and will no longer be a receivable on the balance sheet.  The increase of total liabilities of approximately $310,204 from December 31, 2021 to December 31, 2022 was due primarily to an increase of taxes payable as a result of Renovo’s increase profitability during the fiscal year ended December 31, 2022. Similarly, Renovo profitability during the fiscal year ended December 31, 2022 resulted in an increase in Renovo’s stockholders’ equity of approximately $844,981 from 2021 to 2022.

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The increase of total assets as of September 30, 2023 as compared to December 31, 2022 of approximately $110,743 was due to an increase in the amounts due from a related party. During that same period, total liabilities increased approximately $85,704 in part as a result of additional accrued interest payable and accrued taxes payable.  As a result of the increased amount of total assets exceeding the increase in liabilities from December 31, 2022 to September 30, 2023, total stockholders’ equity increased approximately $25,039 from December 31, 2022 to September 30, 2023.

Results of Operations

September 30, 2023 as compared to September 30, 2022.

For the nine-month periods ended September 30, 2023 and 2022, Renovo had total revenues of $2,604,696 and $3,061,710, respectively, and gross profits of $1,186,082 and $1,341,002, respectively.  Net income for the nine-month periods ended September 30, 2023 and 2022, was $276,350 and $540,999, respectively. Renovo’s volume of sales and gross profits dropped during the nine-month period ended September 30, 2023 when compared to the same period ended September 30, 2022, due in part to a decrease in volume of materials while commodity prices remained comparable during these periods and sales margins remain fixed at the same amounts to maintain competitiveness.  As a result, Renovo experienced in a decrease in revenues, gross profit and net income for the nine-month period ended September 30, 2023 as compared to the same period ended September 30, 2022.

Cost of goods sold for the nine-month periods ended September 30, 2023 and 2022, were $1,418,614 and $1,720,708, respectively, resulting in a gross margin of 45.5% and 43.8%, respectively.  Cost of goods sold consist primary of costs associated with purchasing salvage and scrap metal and increases as prices for these commodities increase.

Renovo’s operating expenses increased from $559,097 for the nine-month period ended September 30, 2022 to $760,107 for the nine-month period ended September 30, 2023 due primarily to an increase in professional fees related to preparation for the Merger. Other expenses decreased slightly from $61,053 for the nine-month period ended September 30, 2022 to $58,090 for the nine-month period ended September 30, 2023.

December 31, 2022 as compared to December 31, 2021.

For the years ended December 31, 2022 and 2021, Renovo had total revenues of $4,374,525 and $3,023,568, respectively, and gross profits of $1,977,079 and $1,282,192, respectively.  Net income for the years ended December 31, 2022 and 2021, was $844,981 and $741,201, respectively. The primary driver of Renovo’s revenues are steel prices and the prices of other metal commodities. When metal prices are higher, revenues increase assuming that volume is stable. Renovo is primarily impacted by the price of steel, with the price of copper and the price of other metals also significantly contributing to Renovo’s revenues and profits. Renovo’s volume of sales experienced significant growth the year ended 2022 when compared to the year ended 2021 as part of a general trend of increased volume during the COVID-19 pandemic related to businesses clearing warehouses of excess materials during the pandemic.  In addition, following Hurricane Ian, Renovo experienced a temporary surge of sales volume due in part to additional scrap metal being created by damaged caused by the hurricane and certain competitors being unable to operate for a time following the hurricane.

Cost of goods sold for the years ended December 31, 2022 and 2021, were $2,397,446 and $1,741,376, respectively, resulting in a gross margin of 45.2% and 42.4%, respectively. Cost of goods sold consist primary of costs associated with purchasing salvage and scrap metal and increases as prices for these commodities increase.

Renovo’s operating expenses increased from $557,686 for the fiscal year ended December 31, 2021 to $770,098 for the fiscal year ended December 31, 2021 due primarily to an increase in payroll and general and administrative expenses.  Other expenses decreased slightly from $87,709 for the fiscal year ended December 31, 2021 to $81,089 for the fiscal year ended December 31, 2022. The interest expense was the same for each fiscal year, but Renovo had taken a loss in the sale of certain assets in 2021 that increased the other expenses.

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Liquidity and Capital Resources

Renovo’s principal sources of funds are its net income and the Renovo Affiliate Debt

In the past, prior to achieving profitable operations, Renovo borrowed funds through the Renovo Affiliate Debt of approximately $1.6 million in connection with its business operations, consisting primarily of the construction costs incurred in connection with its newly constructed facilities and the purchase of heavy equipment. Set forth below is the outstanding the Renovo Affiliate Debt owed under the Affiliate Loans as of September 30, 2023:

Affiliate Lender	Date of Original Loan	Principal Amount Borrowed	Annual Interest Rate	Outstanding Principal and Accrued Interest	Maturity Date(1)

Passing Through, LLC (Toomey family trust/estate)	July 1, 2016	$600,000	5.00%	$805,885	December 31, 2024
Conch and Shell Holdings, Inc. (extended Toomey family)	November 20, 2018	$250,000	8.00%	$366,667	December 31, 2024
James, Lori and Kristen Toomey	November 20, 2018	$365,000	5.00%	$467,687	December 31, 2024

(1)         Effective December 31, 2023, the Affiliate Loans were modified and their maturity dates were extended from December 31, 2023 to December 31, 2024.

The Renovo Affiliate Debt is secured by all of the assets of Renovo and is guaranteed by 6 LLC.  The 6 LLC Affiliate Debt is secured by all of the assets of 6 LLC, and is guaranteed by Renovo in an aggregate amount of approximately $1,925,000 as set forth in more detail below. Both the 6 LLC Affiliate Debt and the Renovo Affiliate Debt are subordinated to the Bank Loan which has a senior secured security interest in all of the assets of Renovo and 6 LLC.

•	James K. Toomey	$100,000
•	Lori Toomey	$300,000
•	Lori Toomey	$500,000
•	James and Lori Toomey	$ 50,000
•	Passing Through, LLC	$200,000
•	Passing Through, LLC	$100,000
•	Passing Through, LLC	$100,000
•	Conch and Shell Holdings, Inc.	$100,000
•	Conch and Shell Holdings, Inc.	$250,000
•	Lori Toomey, Conch and Shell Holdings, Inc., and AMI Holdings, Inc.	$225,000

Although the Bank Loan is by and between Hancock Whitney Bank and 6 LLC, all of the assets of Renovo and all of the assets of 6 LLC, including the Property, are used to secure the Bank Loan.  As a result, Lori Toomey’s trust has been pledged as additional collateral and she is required to maintain $1 million of liquid assets in her trust.  The outstanding amount owed under the Bank Loan as of September 30, 2023 was approximately $1,825,765.  Interest accrues on the Bank Loan at an annual rate of 7.36% and it matures on June 8, 2024.  The Bank Loan has been on a year-to-year basis since 2019 and the parties historically have entered into new loan agreements each year.  However, there is no agreement to extend the Bank Loan each year and, as a result, there is a risk that the Bank Loan will not be extended beyond the current maturity date and, if it is extended, that the terms of such Bank Loan may be on terms more disadvantageous as those currently in place (i.e., higher interest rates to reflect current market conditions).

Although Renovo and the Company had originally had believed that the feasibility of the Merger transaction would require a side by side equity financing at the time of the Merger, each of the Company and Renovo evaluated the cash flow and business prospects of Renovo and concluded that a Merger transaction would be still be feasible without any such equity financing.  However, the Surviving Corporation is expected to seek equity financing to pay off the Renovo Affiliate Debt and, if the Purchase Option is exercised to acquire the Property and certain other assets of 6 LLC, to pay off the Bank Loan and the 6 LLC Affiliate Debt, if such funds are available therefor.

As a result of the Merger transaction, if consummated, the Company will be required to assume the Renovo Affiliate Debt.  We believe that the cash flows from current operations will be sufficient to service the debt obligations of the combined entity and otherwise satisfy any post-merger working capital requirements.

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Renovo Management

The following table sets forth information about each person who serves as a director or executive officer of Renovo as of September 30, 2023:

Name	Age	Position with Company

Randall Moritz	52	Director and President
Brian Kendzior	51	Vice-President
James K. Toomey	57	Director and Secretary
Lori Toomey	57	Director and Treasurer
Keri Moritz	52	Director
Allison Kendzior	50	Director
Kristen Toomey	26	Director

Set forth below is a description of the business experience during the past five years or more and other biographical information of those persons who would be added to the Board of Directors of the Company if the Merger is consummated.

Randall Moritz has served as President and Director of Renovo since its inception, and also serves as a general manager of its operations. Mr. Moritz also has served as one of the Managers of 6 LLC from its inception. He also has served as the President of Executive Logistics of Florida Inc., a consulting firm that specializes in process improvement and lean manufacturing concepts, since July 21, 2014. Mr. Moritz served in the U.S. Navy from 1989 to 1998 as a Sonar Technician Submarines in the U.S. Navy Nuclear Submarine force and is a veteran of the Persian/Gulf War. After his service with the Navy, Mr. Moritz was a Production Supervisor for Applied Precision Inc from 1995-2000 a biomedical and semi-conductor test equipment manufacturer. He was responsible for day-to-day plant operations, scheduling and was a key instrument in developing and implementing corporate written programs addressing accidents, hazardous waste right to know, and forklift safety. From 2000-2002 he assisted a family run business as a Regional Customer Service Manager assisting with marketing and media, providing training for finance and insurance agents and financial auditing of books of business related to the insurance industry. In 2002 he accepted a position as the Operations Manager for Uflex USA, Inc. and sister company to Ultraflex Group based out of Genoa, Italy. He was responsible for the planning and execution of the relocation of a 43,000sf manufacturing facility from Seattle, WA to Sarasota, FL. Included building layout, staffing and logistics. Relocation and full production capacity achieved with a downtime of less than 30 days with minimal disruptions to customer order fulfillment. P&L responsibility with inventory control of 15,275 sku’s, with an average value of $4.2M. Trained in 5S and Kan-Ban methodology. Developed Corporate policies related to Written Safety Program, Hazardous Waste Right to Know, Forklift Safety, and Emergency Evacuation Program. Developed and implemented Quality Control plans as it relates to incoming inspections and vendor relations using corrective/preventative actions per ISO 9001 standards. Responsible for employee relations, conflict resolution, and performance matrix, including hire/fire responsibility managing day-to-day operations of 18+ employees. Physically conduct corrective/preventative maintenance on all production machinery including diagnostic repair and replacement of electrical, pneumatic, pneumo-hydraulic, hydraulic machines to the component level. His training and experience in a variety of trades include hydraulic repair, electronic repair to the component level, metal fabrication and repair, CAD/Solidworks proficient, OSHA 10, US Coast Guard Mid Level Officer Courses, Industrial Barcoding, Zenger Miller Front Line Leadership, Business Communications, Writing and Statistics (University of Phoenix). FEMA Incident command courses 100-200, 210, 700 and 800.

Lori Toomey has served as Treasurer and Director of Renovo since its inception and has served as a Manager of 6 LLC from its inception as well.  Mrs. Toomey, as treasurer, assists Renovo with material purchases, material upgrades and packaging, and daily financial transactions.  She is responsible for maintaining Renovo’s bank accounts and keeping the financial books and records of Renovo.  Because of her knowledge of the business of Renovo and its cash position, she also assists Renovo with certain human relation issues, including on employee retention as needed.  Mrs. Toomey has a bachelor’s degree in business from the University of South Florida.

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Kristen Toomey has served as a Director of Renovo since its inception and as a Manager of 6 LLC from its inception as well. Although not an executive officer of Renovo, she assists in maintaining Renovo’s corporate governance documents and with the daily bookkeeping and transactional requirements. Since 2019, Kristen has worked full-time for the School District of Manatee County. Further, she has served as a director for the Toomey Foundation of Natural Sciences from 2015 to the present. Kristen has a bachelor’s degree in Agricultural Education and Communication with a specialization in Agricultural Education from the University of Florida and has her master’s degree in Criminal Justice from St. Leo University

Keri Moritz has served as a Director of Renovo since its inception and as a Manager of 6, LLC from its inception as well. Ms. Moritz is not actively involved in the day-to-day operations of Renovo; but, rather services in an oversight capacity with the other Renovo directors. However, she does assists in Renovo operations from time to time as needed. In addition, since 2008 she also has been employed as a Third Grade teacher with Imagine Schools in Manatee County. Florida. Ms. Moritz received her Teacher Certification from State College of Florida in 2006 and her Bachelor of Arts degree in Psychology from Western Washington University in 1994.

Renovo Executive Compensation

No executive officer of Renovo receives in excess of $100,000 per year in compensation. For the fiscal years ended December 31, 2022 and 2021, Randy Moritz, Renovo’s chief executive officer, received annual compensation each year in the amount of $81,000.

Renovo has not entered into employment contracts with any of its executive officers and no equity compensation awards have been made to employees or others and none are outstanding,

Renovo Director Compensation

Directors of Renovo are not currently compensated for their attendance at Renovo’s regularly scheduled or special meetings or for their services. However, directors are reimbursed for their expenses in attending board meetings.

Beneficial Ownership of Renovo Common Stock

Renovo has 100 common shares outstanding that are held as follows:

Name	Number of Renovo Stock Held
Randall M. Moritz	16.665
Keri A. Moritz	16.665
Brian Kendzior	16.665
Alison Kendzior	16.665
James K. Toomey	1.665
Lori M. Toomey	16.665
Kristen N. Toomey	15.000
Total	100.000

The Renovo Owners have the following family relationships: (a) Randall and Keri Moritz are husband and wife; (b) Brian and Alison Kendzior are husband and wife; (c) James and Lori Toomey are husband and wife, and (d) Kristen N. Toomey is the adult daughter of James and Lori Toomey.

If the Merger transaction is consummated, each outstanding share of Renovo Stock will be converted into and will represent the right to receive 6,000 shares of the Company’s Company Stock, after giving effect to the Reverse Stock Split.

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INFORMATION RELATING TO 6 LLC

6 LLC was formed in 2014 to serve as the real estate holding company for Renovo and it’s function was locate and acquire new potential sites to serve as a scrap yard.  In 2016, 6 LLC identified the current site of the scrap yard and entered into loans with Hancock Whitney Bank (“Hancock”) and the Toomey Stockholders and their affiliates to purchase the property and to construct the scrap yard facility that also serves as its corporate office. Under the current terms of a Renovo Operating Agreement, Renovo leases the property and facilitates from 6 LLC for a nominal annual rental payment and assumption of all operating expenses associated therewith, and to make principal and interest payments on the Hancock loan.  This arrangement will be superseded by the Lease to be entered into by and between Renovo and 6 LLC (which Lease will be assumed by the Surviving Corporation at the closing of the Merger transaction).

INFORMATION ABOUT THE COMPANY

The Company was incorporated in the State of Delaware on April 11, 2006 as Offline Consulting, Inc. It became Kesselring Holding Corporation on June 8, 2007 and on November 25, 2014 it changed its name to Kingfish Holding Corporation. The principal executive offices of the Company are located at 822 62nd Circle East, Unit 105, Bradenton, Florida 34208, and our telephone number is (941) 487-3653.

The Company is a shell company and its primary business of the Company is to seek a suitable private company acquisition.  The Company has not been engaged in any other business activity. On October 28, 2022, the Company and Renovo entered into the Merger Agreement described above.

For more information about the Company, reference is made to its periodic filings with the SEC which are incorporated herein by reference into this Information Statement, including its Form 10-K for the fiscal year ended September 30, 2023 filed with the SEC on December 19, 2023 (“2023 Form 10-K”), as well as its Original Merger Form 8-K, First Amendment Merger Form 8-K, and the Second Amendment Form 8-K, all of which are hereby incorporated by reference herein. The 2023 Form 10-K accompanies this Information Statement.

  UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information is presented to illustrate the effect of the Merger of Renovo Resource Solutions, Inc. and Kingfish Holding Corporation. The information under the “Unaudited Pro Forma Condensed Combined Balance Sheet” in the table below gives effect to the Merger as if it had taken place on October 1, 2022, and combines the unaudited historical condensed consolidated balance sheet of Renovo Resource Solutions, Inc. and Kingfish Holding Corporation as of September 30, 2023.

The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2023 give effect to the Merger as if it had occurred on October 1, 2022, the first day of Kingfish Holding Corporation’s fiscal year 2023, and combines the historical results of Kingfish Holding Corporation and Renovo Resource Solutions, Inc. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2023 combines the unaudited historical condensed consolidated statements of operations and comprehensive income of Kingfish Holding Corporation and Renovo Resource Solutions, Inc. for the year ended September 30, 2023.

The historical financial statements of Kingfish Holding Corporation and Renovo Resource Solutions, Inc. have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to the transaction accounting adjustments that are necessary to account for the Merger in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information does not include any adjustments not otherwise described herein. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

The adjustments presented to the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger. The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in the unaudited pro forma combined financial information as a result of the amount of cash used by Kingfish Holding Corporation between the signing of the Merger Agreement and the Closing Date, the timing of the closing of the Merger, and other changes in the amounts or estimated fair value of Kingfish Holding Corporation’s assets and liabilities prior to the Closing Date. The combined company believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the transactions based on information available to management at this time and that the unaudited pro forma transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

●

The audited historical consolidated financial statements of Kingfish Holding Corporation as of and for the year ended September 30, 2023 and 2022 and the related notes set forth in the Annual Report on Form 10-K filed with the SEC on December 19, 2023, incorporated by reference into this proxy statement/prospectus; and

●

The unaudited historical condensed consolidated financial statements of Renovo Resource Solutions, Inc. as of and for the nine months ended September 30, 2023 and 2022, incorporated by reference into this Information Statement.

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Kingfish Holding Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2023

(In Dollars)

	Historical
	Kingfish Holding Corporation	Renovo Resource Solutions, Inc.	Transaction Adjustments	Notes below	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,395	$821,771	$--		$823,166
Advances to Related Party	-	173,713	(173,713)	1	-
Deferred Tax Asset	--	113,243	--		113,243
Inventory	-	177,149	--		177,149
Total current assets	1,395	1,285.876	(173,713)		1,113,558
Property and equipment, net	--	50,952	—		50,952
Due from Related Party	--	1,009,580	—		1,009,580
Loan to KSSH, Related Party	—	200,000	(200,000)	3	--
Other assets	—	11,941	(10,981)	2	960
Total assets	$1,395	$2,558,349	$(384,694)		$2,175,050
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$94,156	$13,036	$—		$107,192
Accrued Interest Payable	45,019	440,843	(10,980)	2	474.882
Convertible Notes Payable to Related Party	90,000	--	—		90,000
Taxes Payable	--	377,717	---		377,717
Advances From Related party	173,714	---	(173,714)	1	--
Related Party Loans	130,000	1,199,396	—		1,329,396
Total current liabilities	532,889	2,030,992	(184,694)		2,379,187
Long Term Liabilities:
Notes Payable	--	--	--		--
Notes Payable Related Party Loans	250,000	--	(200,000)	3	50,000
Recission Liability	20,000	--	—		20,000
Total liabilities	802,889	2,030,992	(384,694)		2,449,187
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	12,094	--	(12,010)	4 & 5	84
Additional paid-in capital	4,378,213	----	12,010	4 & 5	4,390,223
Recission liability Equity	(20,000)		—		(20,000)
Accumulated Retained Earnings (Deficit)	(5,171,801)	527,357	--		(4,644,444)
Total stockholders’ equity (deficit)	(801,494)	527,357	--		(274,137)
Total liabilities and stockholders’ equity	$1,395	$2,558,349	$(384,694)		$2,175,050

See the accompanying notes to unaudited pro forma combined financial information.

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Kingfish Holding Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended September 30, 2023

(in dollars)

	Historical
	Kingfish Holding Corporation	Renovo Resource Solutions, Inc.	Transaction Adjustments	Notes below	Pro Forma Combined
Revenues:
Sales	$—	$3,917,511			$3,917,511
Total Revenues	---	3,917,511			3,917,511

Cost of Goods Sold	--	2,093,820			2,093,820

Gross Profit	--	1,823,691			1,823,691

Operating expenses:	--
Depreciation Expense	--	14,971			$14,971
Insurance Expense	--	48,350			48,350
Payroll Expense	--	414,914			414.914
Rent Expense		177,323			177,323
General and Administrative	259,421	316,116			575,537
Total Operating Expenses	259,421	971,674			1,231,095
Income (loss) from operations	(259,421)	852,017
Other income/(expense), net:
Other Income	--	--			--
Interest Expense, net	(17,882)	(330,405)			(348,287)
Total other income/(expense)	(17,882)	(330,405)			(348,287)
Net Income (loss) Before Income Taxes	(277,303)	521,612			244,309
Provision for Income Taxes	0	130,403			130,403
Net Income (loss)	(277,303)	391,209			113,906
Net income (loss) per common share - basic and diluted	$(0.00)				$0.14
Weighted average shares of common stock outstanding - basic and diluted	120,942,987				841,886

See the accompanying notes to unaudited pro forma combined financial information.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1

Elimination of intercompany advances.

Note 2

Elimination of intercompany interest payable/receivable.

Note 3

Elimination of intercompany loan payable/receivable.

Note 4

Kingfish 1 for 500 reverse common stock split.

Note 5

Issuance of 6,000 Kingfish common shares for each Renovo common shares.

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PROPOSAL 3

APPROVAL OF CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO IMPLEMENT THE REVERSE STOCK SPLIT, CHANGE TO THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK, AND ADOPT OFFICER INDEMNIFICATION PROVISIONS

General

We are seeking stockholder approval for an amendment to the Company’s Amended and Restated Certificate of Incorporation, referred to as the Certificate of Amendment, authorizing a reverse stock split of the issued and outstanding shares of our Common Stock, at a ratio of one-for-five hundred (1 for 500), meaning that each 500 shares will be converted to one share, with the implementation and timing of such Reverse Stock Split to be determined in the discretion of our Board of Directors, and in the event that the Reverse Stock Split is effectuated, to reduce the authorized shares of Common Stock to 20,000,000 shares and shares of Preferred Stock to 2,000,000 shares. The Certificate of Amendment also includes indemnification provisions for officers of the Company. The form of the proposed Certificate of Amendment is attached to this information statement as Appendix A.

Approval and implementation of the Reverse Stock Split is a condition to the Merger.  On February 12, 2024, the Board unanimously approved, and recommended that our stockholders approve, the Certificate of Amendment to effectuate the Reverse Stock Split, the reduction of our authorized capital stock, all at the further discretion of the Board (referred to as the Reverse Stock Split Proposal), and the officers indemnification provisions, and directed the Company to submit the proposal to a vote of the Company’s stockholders at the Annual Meeting.  If approved by our stockholders, and if implemented by our Board of Directors, the Reverse Stock Split will become effective at the time specified in the Certificate of Amendment, as filed with the Secretary of State of the State of Delaware. If the Merger is not approved or otherwise is not consummated, the Board of Directors will reconsider whether to implement the Reverse Stock Split.

Reasons for the Reverse Stock Split

During the negotiation of the Merger Agreement, the parties determined that as a condition to the Merger that the Company would engage in a Reverse Stock Split and a change in the number of shares of authorized capital stock following any Reverse Stock Split. Our Board of Directors concluded that implementing the Reverse Stock Split is beneficial to the Company and our existing stockholders in a number of ways, including:

•

We believe the higher per share stock price for our Common Stock resulting from the Reverse Stock Split and the decrease in number of shares outstanding will strengthen the Company’s strategic alternatives following the Merger, including potential public or private capital raising transactions. The Board of Directors believes that the Reverse Stock Split would better enable the Company to raise capital to fund any operations following the Merger, if necessary.

•

In addition, although the public trading market for our Common Stock is not currently active, if we consummate the Merger, we may consider the possibility of seeking a listing on a national stock market or the OTC markets if we can qualify for such listing. Our ability to obtain approval of the listing of our Common Stock on certain national stock exchanges or on certain of the OTC markets, and to subsequently maintain any such listing, would require us to satisfy a number of conditions, including that the trading price of our Common Stock meets or exceeds minimum bid or closing stock price thresholds established by such national stock exchange or OTC markets on which our Common Stock may be listed. The Board believes that the Reverse Stock Split may enhance our ability to ensure that our Common Stock satisfies the initial and continued stock price listing requirements of certain national stock exchanges or the applicable OTC markets. The Reverse Stock Split, if effected, could increase the per share market price of our Common Stock, although there can be no guarantee that our share price would, following the Reverse Stock Split, exceed or remain over the minimum price requirements of certain national stock exchanges solely as a result of the Reverse Stock Split. However, the threshold stock price is only one of the listing requirements and, even if we do implement the Reverse Stock Split, there is no assurance that we will be able to satisfy the other listing requirements.

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Accordingly, for these reasons, we believe that implementing the Reverse Stock Split in connection with the Merger is in the Company’s and our stockholders’ best interests.  Although we expect that the Reverse Stock Split will result in an increase in the market price of our Common Stock, the Reverse Stock Split may not result in a permanent increase in the market price of our Common Stock, which is dependent on many factors, including general economic, market and industry conditions and other factors detailed from time to time in the reports we file with the SEC.

Upon effectiveness of the Reverse Stock Split, the number of shares of our Common Stock that are authorized and unissued will increase relative to the number of issued and outstanding shares. It is likely that some of these additional authorized but unissued shares could be used in the future for various other purposes without further stockholder approval, except as such approval may be required in particular cases by our Certificate of Incorporation, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. There can be no assurance that the Reverse Stock Split will result in a strategic alternative of any kind (including any acquisitions or future equity financings).

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

The effect of the Reverse Stock Split upon the market price for our Common Stock cannot be accurately predicted, and the history of similar stock split combinations for companies in like circumstances is varied. In particular, there can be no assurance that the total market capitalization of our Common Stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of our Common Stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split.

Furthermore, there can be no assurance that the market price of our Common Stock immediately after the Reverse Stock Split will be maintained for any period of time. Other factors, such as our ability to successfully accomplish our business goals, including the completion of the Merger and our ability to profitably manage the business of Renovo, may adversely affect the market price of our Common Stock regardless of the initial impact that the Reverse Stock Split may have on the market price of our Common Stock.

Even if an increased share price can be maintained, the Reverse Stock Split may not achieve the other desired results that have been outlined above. In particular, we cannot assure you that the Reverse Stock Split will increase our stock price, facilitate any acquisitions or subsequent financing or funding needs, or have the desired effect of satisfying the listing requirements of any national securities exchange.  Moreover, because some investors may view a Reverse Stock Split negatively, there can be no assurance that the Certificate of Amendment will not adversely impact the market price of our Common Stock or, alternatively, that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

Potential Effects of the Proposed Reverse Stock Split

General.  If this proposal is approved and the Reverse Stock Split is effected, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of Common Stock (except to the extent that certain stockholders will receive an additional fractional share in order to round up to the nearest whole share). The immediate effect of the Reverse Stock Split would be to reduce the number of shares of our Common Stock outstanding and to increase the per-share trading price of our Common Stock. We cannot assure you that the trading price of our Common Stock after the Reverse Stock Split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of the Reverse Stock Split. Also, we cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of our Common Stock.  The trading price of our Common Stock may change due to a variety of other factors, including our ability to implement our business plan and other factors related to our business and general market conditions. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company. However, should the overall value of our Common Stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of our Common Stock held by you also will proportionately decrease as a result of the overall decline in value.

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Effects on Ownership by Individual Stockholders. If we implement the Reverse Stock Split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the Reverse Stock Split by the appropriate ratio and then rounding up any fractional shares to the nearest whole share. Except to the extent that the Reverse Stock Split would result in any stockholder receiving an additional fractional share in the rounding-up process, or any dilution to other stockholders in connection therewith, the Reverse Stock Split would not affect any stockholder’s percentage ownership interest in our Company or proportionate voting power

Effect on Outstanding Convertible Debt. In addition, we would adjust conversion rate of our outstanding convertible promissory notes which entitle the holders thereof to convert the outstanding principal and interests owed thereon by the Company in to shares of Common Stock, as required by the terms of such convertible promissory notes.  In particular, we would reduce the conversion ratio for each security, and would increase the exercise price in accordance with the terms of each security based on Reverse Stock Split ratio (i.e., the number of shares issuable under such securities would decrease by the ratio, and the exercise price per share would be multiplied by ratio). Also, we would reduce the number of shares reserved for future issuances under such convertible promissory notes proportionately based on the ratio of the Reverse Stock Split. The Reverse Stock Split would not otherwise affect any of the rights currently accruing to holders of our convertible promissory notes.  As of December 31, 2023, the outstanding principal and interest owed on our convertible promissory notes is approximately $114,133 and the conversion rate prior to the Reverse Stock Split is $1.00 per share of Common Stock (which will be adjusted to reflect the Reverse Stock Split). James K. Toomey, an officer and director of the Company, is the sole holder of such convertible promissory notes.

Reservation of Right to Abandon the Proposed Certificate of Amendment and Reverse Stock Split

Our Board of Directors reserves the right not to file the Certificate of Amendment without further action by our stockholders at any time before the filing of the Certificate Amendment with the Secretary of State of the State of Delaware, even if the authority to effect the Certificate of Amendment is approved by our stockholders at the Annual Meeting. By voting in favor of the Amendment, stockholders are expressly also authorizing our Board of Directors to delay, not proceed with, and abandon, the proposed Certificate of Amendment and Reverse Stock Split  if it should so decide, in its sole discretion, that such action is in the best interests of the Company and its stockholders.

Procedure for Effecting the Proposed Stock Split and Exchange of Stock Certificates

If stockholders approve this proposal and our Board of Directors does not otherwise abandon the Certificate of Amendment contemplating the Reverse Stock Split, we will file with the Delaware Secretary of State a Certificate of Amendment to our Certificate of Incorporation, in substantially the form attached to this information statement as Appendix A. The Reverse Stock Split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate of Amendment, which we refer to as the “effective time.” Beginning at the effective time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the Reverse Stock Split.

Upon the Reverse Stock Split, we intend to treat stockholders holding our Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Following the Reverse Stock Split, stockholders holding physical certificates need not exchange such certificates for new certificates. The impact of the Reverse Stock Split will be recorded on the books and records of the Company, including those at the Transfer Agent.

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The Transfer Agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the Transfer Agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

No Dissenters’ Rights

No dissenters’ rights are available under the DGCL, our Certificate of Incorporation, or our Amended and Restated bylaws with respect to the Reverse Stock Split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

The par value of our Common Stock would remain unchanged at $0.0001 per share after the Reverse Stock Split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in the Reverse Stock Split by a U.S. holder (as defined below). Tax consequences to non-U.S. holders are not addressed. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

There can be no assurance that the Internal Revenue Service, or IRS, will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the Reverse Stock Split.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of Common Stock in connection with employment or other performance of services; or (xi) U.S. expatriates. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Reverse Stock Split.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our Common Stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof;(3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person. A “non-U.S. holder” is any beneficial owner of shares of Common Stock that is a not a U.S. holder.

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The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes, and subject to the limitations and qualifications set forth in this discussion and the discussion below, the following U.S. federal income tax consequences should result from the Reverse Stock Split:

•

a U.S. holder should not recognize gain or loss on the deemed exchange of shares pursuant to the Reverse Stock Split, provided, that a stockholder who receives a “round up” from a fractional share to a whole share may have a tax event based on the value of the “rounded up” share provided to the stockholder. The Company believes such tax event will be minimal or insignificant for most stockholders;

•	the aggregate tax basis of the shares deemed received by a U.S. holder in the Reverse Stock Split should be equal to the aggregate tax basis of the shares deemed surrendered in exchange therefor; and

•	the holding period of the shares received by a U.S. holder in the Reverse Stock Split should include the holding period of the shares deemed surrendered therefor.

Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares surrendered to the shares received pursuant to the Reverse Stock Split. Holders of shares of our shares acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such share.

Officer Indemnification Provisions

Effective August 1, 2022, the State of Delaware has adopted amendments to the DGCL that expand the right of corporations incorporated in Delaware to adopt “exculpation” in its certificate of incorporation to cover its officers. Such exculpation for directors has been available for over 45 years.

The officers’ liability exculpation provisions permitted under the DGCL protects certain of its officers from personal liability from fiduciary duty claims on the same basis as it permits directors to be protected. As is the case with director exculpation provisions under the DGCL, such protections do not protect officers from breaches of the duty of loyalty, intentional misconduct, or knowing violation of law. Further, in a departure from the protection afforded directors, claims against officers will not be barred in any action by or in the right of a corporation.

The officers permitted to be eligible for such exculpation provisions under the new DGLC provisions include the president, chief executive officer, chief legal officer, controller, treasurer or chief accounting officer, and the corporation’s most highly compensated officer as identified in SEC filing and officers that have agreed to be identified as an officer and to accept service of process.

We believe adoption of the proposed officers exculpation provisions set forth in the Certificate of Amendment is necessary to ensure that the Company is able to attract and retain individuals to serve as officers of the Company, especially given the nature of our business and our proposed operations. Such exculpation provisions will assist in eliminating unequal and unfair targeting of officers for negligence claims in stockholder litigation. It also reflects the validity that officers work under the direction and assignment of boards of directors, and that discipline managers for concerns about their diligence (especially in a merger and acquisition context), rather than their loyalty, is a primary function of the board.

Recommendation and Vote Required to Approve

The Board of Directors unanimously recommends that the stockholders of the Company vote “FOR” the approval of Proposal 3.

The affirmative vote of holders of at least a majority of the outstanding shares of our Common Stock as of the Record Date is required for approval of Proposal No.3. Therefore, abstentions will have the same effect as votes against this proposal.  The Toomey Stockholders are expected to vote all of their shares of Common Stock in favor of this proposal, and if they do so, the Certificate of Amendment will be approved by the Company’s stockholders.

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The Board of Directors recommends a vote

FOR approval of the Certificate of Amendment.

PROPOSAL 4

APPROVAL AND RATIFICATION OF APPOINTMENT

OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

FOR THE ENSUING FISCAL YEAR

The Board of Directors is responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements.

The Board of Directors has selected the firm of Accell Audit & Compliance, P.A., independent registered certified public accounting firm (“Accell”), to serve as the Company’s auditors for the fiscal year ending September 30.2024. Although submission of this matter to stockholders is not required by law, as a matter of good corporate governance, the Board of Directors requests that shareholders ratify its selection. In the event of a negative vote the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors may in its discretion select a different independent registered public accounting firm at any time during fiscal year 2024 if it determines that such a change would be in the best interests of the Company and our shareholders.

The members of the Board of Directors believe that the continued retention of Accell Audit & Compliance, P.A. to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders. and recommends that stockholders of the Corporation vote to ratify that appointment.

Recommendation and Vote Required to Approve

.Under the DGCL, assuming a quorum is present, ratification of the appointment of Accell will require the affirmative vote of at least a majority of the shares of Common Stock present and voting at the meeting in person or represented by proxy and entitled to vote thereon. Therefore, abstentions will have no effect on this proposal.

The Toomey Stockholders own a total of 84,725,137 shares of Common Stock, or approximately 70.1% of the outstanding Common Stock entitled to vote at the Annual Meeting, all of which are expected to be voted in favor of the Auditor Ratification. Accordingly, if the Toomey Stockholders vote in favor of the Merger Agreement, the Merger Agreement will be approved without the need for any further vote of stockholders in favor of any proposals.  Mr. Toomey is a director and executive officer of the Company.

The Board of Directors recommended a vote

FOR approval of this Proposal 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Toomey Loans to the Company

During the fiscal year ended September 30, 2016, Mr. Toomey has advanced an aggregate of $90,000 to the Company pursuant to the following convertible notes: (a) the December 2015 Note Agreement (bearing interest at 3.5%) in exchange for the December 2015 Promissory Notes (b) the May 2016 Note Agreement (bearing interest at 3.5%) in exchange for the March 2016 Promissory Notes, (c) the August 2016 Note Agreement (bearing interest at 3.5%) in exchange for the July 2016 Promissory Note, and (d) the September 2016 Note Agreement (bearing interest at 3.5%) in exchange for the September 2016 Promissory Note.  These promissory notes remain outstanding and are convertible into our common stock at a fixed conversion price equal to $1.00 per share (subject to anti-dilution adjustments).

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In addition to the above loans, Mr. Toomey also: (a) advanced an aggregate of $130,000 to the Company during the fiscal years ended September 30, 2021 and 2020, evidenced by a consolidated promissory note, dated February 1, 2021, bearing interest at an initial rate of 2% per annum and maturing on December 31, 2023 (the “2021 Promissory Note”) and (b) loaned $50,000 in aggregate principal amount to the Company following the completion of the Filing Updates, evidenced by a promissory note, dated March 7, 2022, bearing interest at an initial rate of 2% per annum and maturing on December 31, 2024.  These promissory notes remain outstanding and they are not convertible into our Common Stock.

On December 15, 2023, Mr. Toomey and the Company entered into Amendment to the 2021 Promissory Note Amendment to extend the maturity date of the 2021 Promissory Note to December 31, 2024. The foregoing description of the 2021 Promissory Note Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the 2021 Promissory Note Amendment, a copy of which is filed as Exhibit 10.9 to this Annual Report on Form 10-K and incorporated into this Form 10-K by reference.

The maturity date of each of the promissory notes issued to Mr. Toomey to the Company in exchange for his loans will accelerate and be due and payable immediately upon any change of control, merger, or other business combination.

Renovo Loan and of Certain Advances for Expenses

Pursuant to the terms of the Merger Agreement, Renovo loaned $200,000 in principal amount to the Company on October 28, 2022, evidenced by a promissory note, dated October 28, 2022, issued by the Company to Renovo. The Renovo Promissory Note bears interest, commencing on the date of the loan, at an initial rate of 6% per annum and the note matures on October 28, 2024. Pursuant to the Renovo Promissory Note Addendum, in the event that the Merger does not close, the Company may issue shares of Common Stock to Renovo in order to satisfy its obligations under the Renovo Promissory Note, including all accrued interest. Mr. Toomey, his wife, and his daughter serve on the board of directors of Renovo, and the Toomey Stockholders have an 18.33% equity ownership interest in Renovo.

During the year ended September, 30, 2023, Renovo also paid various professional fees on behalf of the Company amounting to approximately $174,000 as of September 30, 2023. These advances are non-interest bearing and unsecured.

Proposed Merger Transaction and Post-Merger 6 LLC Agreements

For a detailed discussion of the related party transactions associated with the potential Merger and Reverse Stock Split, please see the discussion under the caption “Proposal 2 – the Merger Transaction – Financial Interests of the Company’s and Executive Officers in the Merger” on page 15 of this Information Statement and “Proposal 2 – the Merger Transaction – Summary of Steps to be Taken and Impact of Merger if Approved and Consummated – Certain Results of Merger and Reverse Stock Split” on pages 21-22 of this Information Statement.

44

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s outstanding common shares as of November 30, 2023 by: (a) each person known by us to beneficially own 5% or more of the Company’s common shares, (b) each director of the Company and each executive officer of the Company, and (c) all directors and executive officers of the Company as a group.  Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the common shares owned by them.

45

	Current Beneficial Ownership
Name of Beneficial Owner	Number (1)	Percentage (2)

Directors and Executive Officers

James K. Toomey (3)	84,839,003	70.08%
Ted Sparling	3,719,668	3.08%
Jim La Manna	2,000,000	1.66%
All directors and executive officers as a group (3 persons)(4)	90,558,671	74.81%

(1)

For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within sixty days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.

(2) In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of Common Shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

(3)

Includes 4,963,095 common shares held jointly by Mr. Toomey and his spouse over which he has shared voting and investment powers. This also includes 113,866 shares that may be issued upon conversion of the convertible promissory notes and advances in principal aggregate amount of $90,000 issued pursuant to loan advances made in December 2015, March 2016, July 2016, September 2016, and February 2019 (“Convertible Notes”), including the shares issuable with respect to accrued interest of $23,866 thereon. All of the Convertible Notes are currently convertible at a conversion price of $1.00 per share. Mr. Toomey’s address is 800 Morgan-Johnson Road, Bradenton, FL 34208.

(4)

Includes 113,866 shares that may be issued upon conversion of outstanding convertible promissory notes in principal aggregate amount of $90,000 (including shares issuable with respect to accrued interest of $23,866 thereon.).

OTHER MATTERS

At the time of the preparation of this Information Statement, the Board of Directors of the Company had not been informed of any matters that would be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and referred to herein.

46

INDEX TO FINANCIAL STATEMENTS

Renovo Resource Solutions, Inc.

Audited Financial Statements

Unaudited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Renovo Resource Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Renovo Resource Solutions, Inc. (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Accell Audit & Compliance, P.A.

We have served as the Company’s auditor since 2023.

Tampa, Florida

January 31, 2024

3001 N. Rocky Point Dr. East, Suite 200 ☐ Tampa, Florida 33607 ☐ 813.367.3527

F-1

RENOVO RESOURCE SOLUTIONS, INC

BALANCE SHEETS

DECEMBER 31, 2022 AND 2021

	2022	2021

ASSETS
Current Assets:
Cash	$1,029,141	$431,765
Accounts Receivable	51,195	-
Prepaid Expenses	30,000	-
Deferred Income Tax Asset	85,535	107,972
Inventory	211,464	138,531
Total Current Assets	1,407,335	678,268

Fixed Assets, net	61,902	77,966
Due From Related Party	777,409	535,227
Loan to KSSH, Related Party	200,000	-
Other Assets	960	960
Total Assets	$2,447,606	$1,292,421

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts Payable	$10,395	$2,258
Accrued Interest Payable	383,626	307,335
Related Party Loans	1,199,396	1,199,396
Current Portion Notes Payable	93,397	29,130
Taxes Payable	258,474	3,568
Total Current Liabilities	1,945,288	1,541,687
Long Term Liabilities
Notes Payable	-	93,397
Total Long Term Liabilities	-	93,397

Total Liabilities	1,945,288	1,635,084

Stockholders’ Equity (Deficit):
Common Stock, No Par Value, 100 Shares Authorized, Issued and Outstanding	-	-
Retained Earnings (Accumulated Deficit)	502.318	(342,663)
	502,318	(342,663)

Total Liabilities and Stockholders’ Equity (Deficit)	$2,447,606	$1,292,421

The accompanying notes are an integral part of the financial statements

F-2

RENOVO RESOURCE SOLUTIONS, INC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021

Revenues:
Sales	$4,374,525	$3,023,568
Cost of Goods Sold	2,397,446	1,741,376

Gross Profit	1,977,079	1,282,192

Operating Expenses:
Depreciation Expense	46,264	19,303
Insurance Expense	61,964	60,589
Payroll Expense	376,746	285,292
Rent Expense	67,086	40,506
General and Administrative	218,038	151,996
Total Operating Expenses	770,098	557,686

Other Income (Expenses):
Loss on Sale of Assets	-	6,437
Interest Expense	81,089	81,272
Total Other Income (Expenses)	81,089	87,709

Net Income Before Income Taxes	1,125,892	636,797

Provision for Income Taxes	280,911	(104,404)

Net Income	$844,981	741,201

The accompanying notes are an integral part of the financial statements

F-3

RENOVO RESOURCE SOLUTIONS, INC

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Stock		Retained Earnings
	Shares	Par $0.00	(Accumulated Deficit)	Total

Balance, December 31, 2020	100	$-	$(1,083,864)	$(1,083,864)

Net Income	-	-	741,201	741,201

Balance, December 31, 2021	100	-	(342,663)	(342,663)

Net Income	-	-	844,981	844,981

Balance, December 31, 2022	100	$-	$502,318	$502,318

The accompanying notes are an integral part of the financial statements

F-4

RENOVO RESOURCE SOLUTIONS, INC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021

Cash Flows From Operating Activities:
Net Income	$844,981	$741,201
Adjustments to reconcile net income to net cash from operations:
Depreciation	46,264	19,303
Changes in operating assets and liabilities:
Accounts Receivable	(51,195)	-
Prepaid Expense	(30,000)	-
Inventory	(72,933)	(87,411)
Accounts Payable	8,137	1,862
Accrued Interest Payable	76,291	76,291
Deferred Income Tax Asset	22,437	(107,972)
Taxes Payable	254,906	3,568
Net Cash Flows From Operating Activities	1,098,888	646,842

Cash Flows From Investing Activities:
Purchase of Fixed Assets	(30,200)	(40,000)
Proceeds From Loan To KSSH	(200,000)	-
Proceeds From Sale of Fixed Assets	-	6,437
Net Cash Flow From Investing Activities	(230,200)	(33,563)

Cash Flows From Financing Activities:
Due to Related Party	(242,182)	(225,782)
Proceeds Form Related Party Loans	-	2,533
Payments on Notes Payable	(29,130)	(28,946)
Net Cash Flow From Financing Activities	(271,312)	(252,195)

Net Change in Cash	597,376	361,084

Cash at the beginning of year	431,765	70,681

Cash at the end of the year	$1,029,141	$431,765

Supplemental Cash Flow Information:
Cash paid for:
Interest	$81,089	$81,272
Income Taxes	$--	$--

The accompanying notes are an integral part of the financial statements

F-5

RENOVO RESOURCE SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

1. Business:

Renovo Resource Solutions, Inc. (the “Company”) was established in 2014 in Manatee County, Florida to serve the recycling needs of the south Tampa Bay region. The Company built a recycling center on 10 plus acres in the southern area of the county to service customers of Manatee and Sarasota Counties. Renovo purchases and containerizes both ferrous and non-ferrous materials for resale to a variety of off-take partners in more than 60 product categories. Customers are both residential and commercial in nature.

On October 28, 2022, the Company and Kingfish Holding Corporation (“Kingfish”) entered into the Merger Agreement,– Proposed Merger Agreement,” pursuant to which the Company will be merged with and into Kingfish, with the Kingfish being the successor or surviving corporation in the Merger.

2. Summary of Significant Accounting Policies:

Basis of presentation:

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company for the periods presented.

Use of estimates:

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash:

Cash is maintained at a financial institution and, at times, the balance may exceed federally insured limits. The Company has never experienced any losses related to the balance. Currently, the FDIC provides insurance coverage up to $250,000 per depositor at each financial institution and, at times, the Company’s cash balance may exceed the covered limits.

For purpose of the statements of cash flows, the Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash.

Inventories

Inventories are stated at the lower of cost or market. Cost, which includes material, labor and overhead, is determined on a first-in, first-out basis. On a monthly basis, the Company analyzes its inventory levels and reserve for inventory that is expected to expire prior to being sold, inventory that has a cost basis in excess of its expected net realizable value, inventory in excess of expected

F-6

Property and equipment, net

Property and equipment are stated at cost at the date of purchase less accumulated depreciation. Depreciation is calculated using the accelerated methods over the lesser of the estimated useful lives of the assets or the lease term. The useful lives range from three to seven years. Renovo’s policy is to capitalize renewals and betterments acquired for greater than $500 and expense normal repairs and maintenance as incurred. Renovo’s management periodically evaluates whether events or circumstances have occurred indicating that the carrying amount of long-lived assets may not be recovered.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with Accounting Standards Codification (“ASC”) 360 “Impairment or Disposal of Long-Lived Assets.” ASC 360 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

Fair Value of Financial Instruments:

The carrying amounts of cash and current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. Management does not hold or issue financial instruments for trading purposes, nor does the Company utilize derivative instruments in the management of the Company's foreign exchange, commodity price or interest rate market risks.

ASC clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. It also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities

Level 2: Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Revenue Recognition:

The Company recognizes revenues in accordance with ASC 606, “Revenue from Contracts with Customers,” and all related interpretations for recognition of revenue from services. Revenue is recognized when the following criteria are met:

•	identification of the contract, or contracts, with the customer;
•	identification of the performance obligations in the contract;
•	determination of the transaction price;
•	allocation of the transaction price to the performance obligations in the contract; and
•	recognition of revenue when, or as, the performance obligation is satisfied.

The Company recognizes revenue when it is shipped or picked up by the customer.

F-7

Cost of Goods Sold

Cost of goods sold is primarily comprised of direct costs of purchasing materials from customers, including hauling, freight and fuel.

Leases

The Company accounts for leases in accordance with ASC 842, “Leases.”

Operating leases right-of use (“ROU”) assets represents the right to use the leased assets for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is presented on the statements of operations.

Income Taxes:

Deferred taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Future tax benefits for net operating loss carry forwards are recognized to the extent that realization of these benefits is considered more likely than not. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company follows the provisions of ASC 740 “Uncertainty in Income Taxes” (ASC 740). A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there are no unrecognized benefits for all periods presented. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefit in interest expense and penalties in operating expenses.

Net income (loss) per share:

Basic income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of outstanding common shares during the period of computation. Diluted loss per share gives effect to potentially dilutive common shares outstanding. The Company gives effect to these dilutive securities using the Treasury Stock Method. Potentially dilutive securities include convertible financial instruments.

New Accounting Pronouncements

Recent pronouncements issued by the FASB, the American Institute of Certified Public Accountants (“AICPA”) and the SEC did not have a material impact of the Company’s present or future financial statements.

Subsequent Events

Management has evaluated subsequent events through January 29, 2023 and determined that nothing needs to be disclosed herein.

F-8

3. Receivables from Related Parties:

Pursuant to the terms of the Merger Agreement, the Company loaned $200,000 in principal amount to Kingfish Holding Corporation (KSSH) on October 28, 2022 (the “KSSH Loan”). The KSSH Loan is evidenced by a promissory note dated October 22, 2022 issued by KSSH to the Company. The KSSH Promissory Note bears interest, commencing on the date of the loan, at an initial rate of 6% per annum and the note matures on October 28, 2024. No payments of principal or interest are due prior to the maturity date and on such date all such amounts are payable in full. KSSH may prepay the amounts owed under the KSSH Promissory Note at any time without any prepayment penalties. In the event of a default by KSSH under the KSSH Promissory Note, the outstanding principal amount, accrued and unpaid interest, and all other amounts payable under the KSSH Promissory Note shall become immediately due and payable without notice, declaration, or other act on the part of the Company.

The Company has paid operational expenses and debt on behalf of 6 LLC, a related party who holds the real estate on which the business operates. To date the total paid on behalf of 6 LLC and payable to the Company is $777,409.

4. Inventory

The composition of the Company inventories at December 31, 2022 and 2021 are as follows:

	2022	2021
Raw Materials	$207,264	$134,331
Supplies	4,200	4,200
Inventories, at cost	$211,464	$138,531

5. Fixed Assets

Fixed assets consisted of the following at December 31, 2022 and 2021:

	2022	2021

Leasehold improvements	$7,825	$7,825
Software	19,636	19,636
Furniture and equipment	675,615	645,415
	703,077	672,877
Less: Accumulated depreciation	(641,903)	(594,911)
	$61,902	$77,966

During the years ended December 31, 2022 and 2021, the Company incurred $46,264 and $19,303 of depreciation expense, respectively.

F-9

6. Related Party Loans:

Related party loans consisted of the following at December 31, 2022 and 2021:

	2022	2021

Passing Through, LLC	$581,249	$581,249
Conch and Shell Holding, Inc.	250,000	250,000
J. Toomey	333,147	333,147
K. Toomey	35,000	35,000
	$1,199,396	$1,199,396

The Company entered into a note with Passing Through, LLC, for $600,000 effective July 1, 2016. The note bears interest, commencing on the date of the loan, at an initial rate of 5% per annum The maturity date of the note will accelerate and be due and payable immediately upon any change of control, merger, or other business combination (as defined in the note). If the maturity date is extended for any reason whatsoever (including in connection with an acceleration event), the note will bear interest at a rate of 5% per annum, commencing on the date of any such extension. On October 28, 2022, the note was modified and the maturity date was extended to December 31, 2023.

The Company entered into a note with Conch And Shell Holdings, Inc, for $250,000 effective November 20, 2018. The note bears interest, commencing on the date of the loan, at an initial rate of 8% per annum. The maturity date of the note will accelerate and be due and payable immediately upon any change of control, merger, or other business combination (as defined in the note). If the maturity date is extended for any reason whatsoever (including in connection with an acceleration event), the note will bear interest at a rate of 8% per annum, commencing on the date of any such extension. On October 28, 2022, the note was modified and the maturity date was extended to December 31, 2023.

The Company entered into a note with James K. and Lori M. Toomey, a directors, for $365,000 effective November 18, 2018. The note bears interest, commencing on the date of the loan, at an initial rate of 5% per annum. The maturity date of the note will accelerate and be due and payable immediately upon any change of control, merger, or other business combination (as defined in the note). If the maturity date is extended for any reason whatsoever (including in connection with an acceleration event), the note will bear interest at a rate of 5% per annum, commencing on the date of any such extension. On October 28, 2022, the note was modified and the maturity date was extended to December 31, 2023.

7. Note Payable

Note payable consisted of the following at December 31, 2022 and 2021:

	2022	2021
Ring Power Corporation	$93,397	$122,527
Less Current Portion	$93,397	$29,130

Long Term Portion	$--	$93,397

The Company entered into a note with Ring Power Corporation for $181,102 effective November 27, 2019. The note bears interest, commencing on the date of the loan, at an initial rate of 8% per annum and the note matures on November 20, 2023. This note was paid in full during the first quarter of 2023.

F-10

8. Income Taxes:

The Company's expenses for income taxes consist of:

	2022	/2021
Current
Federal	$215,623	$-
State	42,851	3,568
	258,474	3,568
Deferred
Federal	18,897-	(90,878))
State	3,590-	(17,094)-
	22,437-	(107,972)-
Total	$280,911	$(104,404)

The components of the net deferred tax asset at December 31, 2022 and 2021 consist of :

	2022	2021

Net Operating loss Carryforward		$30,728
Accounts Receivable	$(12,773)	---
Accounts Payable	2,594	563
Accrued Interest Payable	95,714	76,681

Total	$85.535	$107,972

The Company’s earliest tax year that remains subject to examination by all tax jurisdictions was September 30, 2016.

9. Commitments and Contingencies:

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450, “Contingencies.” The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of January 29,,2024 the date the statements are available for use, the Company is not aware of any contingent liabilities that should be reflected in the financial statements.

F-11

RENOVO RESOURCE SOLUTIONS, INC

BALANCE SHEET

UNAUDITED

SEPTEMBER  30, 2023 AND 2022

	2023	2022

ASSETS
Current Assets:
Cash	$821,771	$946,815
Advances to Related Party	173,713	--
Inventory	177,149	221,858
Deferred Tax Asset	113,243	91,033
Total Current Assets	1,285,876	1,259,706
Property and Equipment, net	50,952	65,922
Due From Related Party	1,009,580	699,837
Loan to KSSH, Related Party	200,000	--
Other Assets	11,941	960
Total Assets	$2,558,349	$2,026,425

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$13,036	$310
Accrued Interest Payable	440,843	364,553
Related Party Loans	1,199,396	1,199,396
Note Payable	--	100,916
Taxes Payable	377,717	162,914
Total Current Liabilities	2,030,992	1,828,089

Total Liabilities	2,030,992	1,828,089
Stockholders’ Equity:
Common Stock, No Par Value, 100 Shares Authorized, Issued and Outstanding	--	--
Accumulated Retained Earnings	527,357	198,336
	527,357	198,336
Total Liabilities and Stockholders’ Equity	$2,558,349	$2,026.425

The accompanying notes are an integral part of the financial statements

F-12

RENOVO RESOURCE SOLUTIONS, INC

STATEMENTS OF OPERATIONS

UNAUDITED

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	2023	2022

Revenues:
Sales	$2,604,696	$3,061,710
Total Revenues	2,604,696	3,061,710

Cost of Goods Sold	1,418,614	1,720,708

Gross Profit	1,186,082	1,341,002

Operating Expenses:
Depreciation Expense	10,949	42,243
Insurance Expense	46,315	60,024
Payroll Expense	324,188	286,021
Rent Expense	160,451	50,214
General and Administrative	218,204	120,595
Total Operating Expenses	760,107	559,097

Other Income (Expenses):
Interest Expense	58,090	61,053
Total Other Income (Expenses)	58,090	61,053

Net Income Before Income Taxes	367,885	720,852

Provision for Income Taxes	91,535	179,853

Net Income	$276,350	$540,999

The accompanying notes are an integral part of the financial statements

F-13

RENOVO RESOURCE SOLUTIONS, INC

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

UNAUDITED

FOR THE NINE MONTHS ENDED SEPTEMBER  30, 2023 AND 2022

	Common Stock		Retained
	Shares	Par $0.00	Earnings (Deficit)	Total

Balance, December 31, 2021	100	$-	$(342,663)	$(342,663)
Net Income	-	-	540,999	540,999

Balance, September 30, 2022	100	$-	$198,336	$198.336

Balance, December 31, 2022	100	$-	$251,007	$251,007
Net Income	-	-	276,350	276,350

Balance, September 30, 2023	100	$--	$527,357	$527,357

The accompanying notes are an integral part of the financial statements

F-14

RENOVO RESOURCE SOLUTIONS, INC

STATEMENTS OF CASH FLOWS

UNAUDITED

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	2023	2022

Cash Flows From Operating Activities:
Net Income	$276,350	$540,999
Adjustments to reconcile net income to net cash from operations:
Depreciation	10,949	42,243
Changes in operating assets and liabilities:
Accounts Receivable	51,195	--
Prepaid Expense	30,000	--
Deferred Tax Asset	(27,708)	16,939
Inventory	34,315	(83,327)
Accounts Payable	2,641	(1,948)
Accrued Interest Payable	46,237	57,218
Taxes Payable	(132,068)	159,346
Net Cash Flows From Operating Activities	291,911	731,470

Cash Flows From Investing Activities:
Purchase of Property and Equipment	--	(30,199)
Net Cash Flow From Investing Activities	--	(30,199)

Cash Flows From Financing Activities:
Advances to Related Party	(405,885)	(164,610)
Payments on Notes Payable	(93,397)	(21,611)
Net Cash Flow From Financing Activities	(499,282)	(186,221)

Net Change in Cash	(207,371)	515,050

Cash at the beginning of year	1,029,141	431,765

Cash at the end of the year	$821,771	$946,815
Supplemental Cash Flow Information:
Cash paid for:
Interest	$873	$3,835
Income Taxes	$-	$3,568

The accompanying notes are an integral part of the financial statements

F-15

RENOVO RESOURCE SOLUTIONS, INC

NOTES TO FINANCIAL STATEMENTS

UNADITED

SEPTEMBER 30, 2023

1. Business:

Renovo Resource Solutions, Inc. (the “Company”) was established in 2014 in Manatee County, Florida to serve the recycling needs of the south Tampa Bay region.  The Company built a recycling center on 10 plus acres in the southern area of the county to service customers of Manatee and Sarasota Counties.  Renovo purchases and containerizes both ferrous and non-ferrous materials for resale to a variety of off-take partners in more than 60 product categories.  Customers are both residential and commercial in nature.

On October 28, 2022, the Company and Kingfish Holding Corporation (“Kingfish”) entered into the Merger Agreement, pursuant to which the Company will be merged with and into Kingfish, with the Kingfish being the successor or surviving corporation in the Merger.

2. Summary of Significant Accounting Policies:

Basis of presentation:

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company for the periods presented.

Use of estimates:

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Cash:

Cash is maintained at a financial institution and, at times, the balance may exceed federally insured limits. The Company has never experienced any losses related to the balance. Currently, the FDIC provides insurance coverage up to $250,000 per depositor at each financial institution and, at times, the Company’s cash balance may exceed the covered limits.

For purpose of the statements of cash flows, the Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash.

Inventories:

Inventories are stated at the lower of cost or net realizable value. Cost, which includes material, is determined on a first-in, first-out basis. On a monthly basis, the Company analyzes its inventory levels and reserve for inventory that is expected to expire prior to being sold, inventory that has a cost basis in excess of its expected net realizable value, inventory in excess of expected sales requirements, or inventory that fails to meet commercial sale specifications. Expired inventory is disposed of and the related costs are written off to inventory obsolescence.

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Property and equipment, net:

Property and equipment are stated at cost at the date of purchase less accumulated depreciation. Depreciation is calculated using accelerated methods over the lesser of the estimated useful lives of the assets or the lease term. The useful lives range from three to seven years. Renovo’s policy is to capitalize renewals and betterments acquired for greater than $500 and expense normal repairs and maintenance as incurred. Renovo’s management periodically evaluates whether events or circumstances have occurred indicating that the carrying amount of long-lived assets may not be recovered.

Impairment of Long-Lived Assets:

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with Accounting Standards Codification (“ASC”) 360 “Impairment or Disposal of Long-Lived Assets.” ASC 360 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

Fair Value of Financial Instruments:

The carrying amounts of cash and current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. Management does not hold or issue financial instruments for trading purposes, nor does the Company utilize derivative instruments in the management of the Company's foreign exchange, commodity price or interest rate market risks.

ASC clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. It also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities

Level 2: Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Revenue Recognition:

The Company recognizes revenues in accordance with ASC 606, “Revenue from Contracts with Customers,” and all related interpretations for recognition of revenue from services.  Revenue is recognized when the following criteria are met:

•	identification of the contract, or contracts, with the customer;
•	identification of the performance obligations in the contract;
•	determination of the transaction price;
•	allocation of the transaction price to the performance obligations in the contract; and
•	recognition of revenue when, or as, the performance obligation is satisfied.

The Company recognizes revenue when it is shipped or picked up by the customer.

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Cost of Goods Sold:

Cost of goods sold is primarily comprised of direct costs of purchasing materials from vendors, including hauling, freight and fuel.

Leases:

The Company accounts for leases in accordance with ASC 842, “Leases.”

Operating leases right-of use (“ROU”) assets represents the right to use the leased assets for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date.  As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments.  Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is presented on the statements of operations.

Income Taxes:

Deferred taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Future tax benefits for net operating loss carry forwards are recognized to the extent that realization of these benefits is considered more likely than not. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company follows the provisions of ASC 740 “Uncertainty in Income Taxes” (ASC 740). A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there are no unrecognized benefits for all periods presented. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefit in interest expense and penalties in operating expenses.

New Accounting Pronouncements:

Recent pronouncements issued by the FASB, the American Institute of Certified Public Accountants (“AICPA”) and the SEC did not have a material impact of the Company’s present or future financial statements.

Subsequent Events

Management has evaluated subsequent events through January 29, 2023 and determined that nothing needs to be disclosed herein.

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3. Notes Payable to KSSH and due from Related Parties:

Pursuant to the terms of the Merger Agreement, the Company loaned $200,000 in principal amount to Kingfish Holding Corporation (“KSSH”) on October 28, 2022 (the “KSSH Loan”).  The KSSH Loan is evidenced by a promissory note dated October 28, 2022 issued by KSSH to the Company. The KSSH Loan bears interest, commencing on the date of the loan, at an initial rate of 6% per annum and the Loan matures on October 28, 2024. No payments of principal or interest are due prior to the maturity date and on such date all such amounts are payable in full. KSSH may prepay the amounts owed under the KSSH Loan at any time without any prepayment penalties. In the event of a default by KSSH under the KSSH Loan, the outstanding principal amount, accrued and unpaid interest, and all other amounts payable under the KSSH Loan shall become immediately due and payable without notice, declaration, or other act on the part of the Company.

The Company has paid operational expenses and debt on behalf of 6 LLC, a related party who holds the real estate on which the business operates.  As of September 30, 2023 and 2022 respectively, the total due from 6 LLC and payable to the Company is $1,009,580 and $699,837. These advances are non-interest bearing, not collateralized and have no specific due date.

The above transactions and amounts are not necessarily what third parties would have agreed to.

4. Inventory:

The composition of the Company inventories at September 30, 2023 and 2022 are as follows:

	2023	2022

Raw Materials	$172,949	$217,658
Supplies	4,200	4,200
Inventories, at cost	$177,149	$221,858

5. Fixed Assets:

Fixed assets consisted of the following at September 30, 2023 and 2022:

	2023	2022

Leasehold improvements	$7,825	$7,825
Software	19,636	19,636
Furniture and equipment	675,614	675,614
	703,075	703,075
Less: Accumulated depreciation	(652,123)	(637,153)
	$50,952	$65,922

During the nine months ended September 30, 2023 and 2022, the Company incurred $10,949 and $42,243 of depreciation expense, respectively.

6. Related Party Loans:

Related party loans consisted of the following at September 30, 2023 and 2022:

	2023	2022

Passing Through, LLC	$581,249	$581,249
Conch and Shell Holding, Inc.	250,000	250,000
J. Toomey	333,147	333,147
K. Toomey	35,000	35,000
	$1,199,396	$1,199,396

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The Company entered into a note with Passing Through, LLC, for $600,000 effective July 1, 2016. The note bears interest, commencing on the date of the loan, at an initial rate of 5% per annum The maturity date of the note will accelerate and be due and payable immediately upon any change of control, merger, or other business combination (as defined in the note). If the maturity date is extended for any reason whatsoever (including in connection with an acceleration event), the note will bear interest at a rate of 5% per annum, commencing on the date of any such extension. On October 28, 2022, the note was modified and the maturity date was extended to December 31, 2023.

The Company entered into a note with Conch and Shell Holdings, Inc, for $250,000 effective November 20, 2018. The note bears interest, commencing on the date of the loan, at an initial rate of 8% per annum. The maturity date of the note will accelerate and be due and payable immediately upon any change of control, merger, or other business combination (as defined in the note). If the maturity date is extended for any reason whatsoever (including in connection with an acceleration event), the note will bear interest at a rate of 8% per annum, commencing on the date of any such extension. On October 28, 2022, the note was modified and the maturity date was extended to December 31, 2023.

The Company entered into a note with James K. and Lori M. Toomey, a director, for $365,000 effective November 18, 2018. The note bears interest, commencing on the date of the loan, at an initial rate of 5% per annum. The maturity date of the note will accelerate and be due and payable immediately upon any change of control, merger, or other business combination (as defined in the note). If the maturity date is extended for any reason whatsoever (including in connection with an acceleration event), the note will bear interest at a rate of 5% per annum, commencing on the date of any such extension. On October 28, 2022, the note was modified and the maturity date was extended to December 31, 2023.

The above transaction and amounts are not necessarily what third parties would have agreed to.

7. Note Payable:

Note payable consisted of the following at September 30, 2023 and 2022:

	2023	2022
Ring Power Corporation	$-	$100,916
	$-	$100,916

The Company entered into a note with Ring Power Corporation for $181,102 effective November 27, 2019. The note bears interest, commencing on the date of the loan, at an initial rate of 8% per annum and the note matures on November 20, 2023. This note was paid in full during the first quarter of 2023.

8. Income Taxes:

The Company's expenses for income taxes consist of for the 9 months ended September 30, 2023and 2022:

	2023	2022
Current
Federal	$100,164	$136,848
State	19,079	26,066
	119,243	162,914
Deferred
Federal	(23,275)	14,229
State	(4,433)	2,710
	(27,708)	16,939
Total	$91,535	$179,853

The components of the net deferred tax asset at September 30.2023 and 2022 consist of :

	2023	2022

Accounts Payable	$3,252	$77
Accrued Interest Payable	109,991	90,956

Total	$113,243	$91,033

Tax provision at U.S. federal income tax rate 21% and a State income tax provision net of federal taxes of 4%, for an effective tax rate of 25%.

The Company’s earliest tax year that remains subject to examination by all tax jurisdictions was September 30, 2016.

9. Commitments and Contingencies:

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450, “Contingencies.” The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of January 31, 2024 the date the statements are available for use, the Company is not aware of any contingent liabilities that should be reflected in the financial statements.

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APPENDIX A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KINGFISH HOLDING CORPORATION

Kingfish Holding Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The present name of the Corporation is Kingfish Holding Corporation.

2. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation originally filed with the Secretary of State of the State of Delaware (“Secretary”) on April 11, 2006 and as amended and restated and filed with the Secretary on November 25, 2014 (“Certificate of Incorporation”).

3. The name under which the Corporation was initially incorporated was Offline Consulting, Inc.

4. Article FOURTH of the Certificate of Incorporation is hereby amended by deleting the first paragraph in its entirety and replacing it with the following two paragraphs:

“FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Twenty Two Million (22,000,000) shares, consisting of Twenty Million (20,000,000) shares of common stock, having a par value of $0.0001per share ("Common Stock"), and Twenty-Two Million (2,000,000) shares of preferred stock, having a par value of $0.0001 per share (the "Preferred Stock").

Effective at 5:00 p.m., Eastern Time, on ___, 2024 (the “Effective Time”) pursuant to the Delaware General Corporation Law and this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each Five Hundred (500) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock because they do not hold a number of shares evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, plus any additional fraction of a share of Common Stock to round up to the nearest whole share as described above.  For purposes of clarity, the total number of authorized shares of capital stock of the Corporation set forth in the first paragraph of the Article FOURTH shall not be modified or otherwise affected by the Reverse Stock Split.”

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5. Article TENTH of the Certificate of Incorporation is hereby deleted in its entirety and replaced to read as follows:

 “TENTH:  No officer or director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as an officer or director of the Corporation, except for liability (i) of an officer or director for any breach of the officer’s or director’s duty of loyalty to the Corporation or its stockholders, (ii) of an officer or director for acts and omissions not in good faith or which involves intentional misconduct or a knowing violation of the law, (iii) of a director under Section 174 of the DGCL, or any successor thereto, (iv) of an officer or director for any transaction from which such officer or director derives an improper personal benefit, or (v) of an officer in any action by or in the right of the Corporation. If the DGCL is amended after the filing of this Certificate of Incorporation of which this Article TENTH is a part to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The Corporation shall indemnify to the full extent permitted by law any person who is made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of the Corporation or serves or served as an director or officer of any other enterprises at the request of the Corporation.

Neither any amendment, modification, or repeal of any provision of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH shall adversely affect any right or protection of, or limitation of liability of, an officer or director of the Corporation or otherwise eliminate or reduce the effect of this Article TENTH, in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article TENTH, would accrue or arise, prior to such amendment, modification, repeal, or adoptions of an inconsistent provision.”

6. This Certificate of Amendment was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

7. This Certificate of Amendment shall become effective at 5:00 p.m., Eastern Time, on ___, 2024.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer of the Corporation this ___ day of _____, 2024

KINGFISH HOLDING CORPORATION

By:
Ted Sparling
President

[Signature Page to Certificate of Amendment to Kingfish Holding Corporation

Certificate of Incorporation (Reverse Stock Split)]

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APPENDIX B

Dissenters Rights under Section 262 of the DGCL

DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

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a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

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(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

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(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

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(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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